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FILED PURSUANT TO RULE 424(B)(3)
REG. STATEMENT NO. 333-117353

6,110,738 Shares
ITERIS HOLDINGS, INC.
Class A Common Stock

        This prospectus relates to the offering from time to time of a total of 6,110,738 shares of Class A common stock of Iteris Holdings, Inc. (formerly known as Odetics, Inc.), a Delaware corporation, or interests therein by the selling stockholders listed on page 44 and their transferees. All of these shares were issued or are issuable to the selling stockholders in connection with a private placement completed in May 2004 and a share exchange completed in June 2004. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

        We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting and conversion rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held. In addition, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder of such Class B common stock.

        Our Class A common stock and our Class B common stock are quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. On July 9, 2004, the last reported sale price for the Class A common stock was $3.35 per share. The last reported sale of the Class B common stock occurred on April 19, 2004 at a price of $3.00 per share.

        You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2004.

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        We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it.

PROSPECTUS SUMMARY

        This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read the entire prospectus, including "Risk Factors" and the consolidated financial statements and related notes, before making an investment decision. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Forward-Looking Statements" at page 12 of this document. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. References to "we," "us" and "our" are references to Iteris Holdings, Inc. and, where applicable, its subsidiaries.

Our Company

        Iteris Holdings, Inc. is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety. Using our proprietary software and Intelligent Transportation Systems ("ITS") industry expertise, we provide video sensor systems and transportation management and traveler information systems for the ITS industry. The ITS industry is comprised of companies applying a variety of technologies to enable the safe and efficient movement of people and goods. We use our outdoor image recognition software expertise to develop proprietary algorithms for video sensor systems that improve vehicle safety and the flow of traffic. Using our knowledge of the ITS industry, we design and implement transportation management systems that help public agencies reduce traffic congestion and provide greater access to traveler information.

        Our proprietary image recognition systems include AutoVueTM and VantageTM. AutoVue is a small windshield mounted sensor that uses proprietary software to detect and warn drivers of unintended lane departures. Iteris, Inc. has approximately 6,000 production AutoVue units that are in use on truck platforms in the European market and are offered as an option on certain Actros trucks, which are part of the Daimler group. We believe that AutoVue is a broad sensor platform that, through additional software development, may be expanded to incorporate additional safety and convenience features. Vantage is a video vehicle sensing system that detects the presence of vehicles at signalized intersections enabling a more efficient allocation of green signal time.

        Our transportation management systems include the design, development and implementation of our software-based systems that integrate sensors, video surveillance, computers and advanced communications equipment to enable public agencies to monitor, control and direct traffic flow, assist in the quick dispatch of emergency crews and distribute real-time information about traffic conditions. Our services include planning and other engineering for the implementation of transportation related communications systems, analysis and study related to goods movement and commercial vehicle operations, and parking systems designs.

        Iteris Holdings, Inc. was incorporated in Delaware in October 1987 as Odetics, Inc. and changed its name to Iteris Holdings, Inc. in September 2003 in order to communicate our focus on our ITS business. Our Class A common stock and our Class B common stock is currently traded on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000. Our website is www.iteris.com. Information available on our website does not constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders	6,110,738 shares(1)
Common stock outstanding prior to and after this offering	25,684,703 shares(2)
Use of proceeds
We will not receive any proceeds from sales of the shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants by the selling stockholders, and those proceeds are expected to be used for our general corporate purposes. See "Use of Proceeds."
OTC Bulletin Board trading symbols	ITRSA.OB and ITRSB.OB

(1)
Consists solely of Class A common stock and includes (a) an aggregate of 2,797,773 shares issuable upon the conversion of convertible debentures issued in connection with a private placement completed in May 2004 and (b) an aggregate of 673,883 shares of Class A common stock issuable upon exercise of warrants issued in connection with the private placement completed in May 2004.

(2)
As of July 1, 2004. Includes 24,762,636 shares of Class A common stock and 922,067 shares of Class B common stock. Excludes 2,904,716 shares of Class A common stock issuable upon exercise of outstanding warrants and 1,132,101 shares of Class A common stock issuable upon exercise of outstanding stock options.

Selling Stockholders

        The shares of Class A common stock being offered for resale by the selling stockholders pursuant to this prospectus may be offered by them in varying amounts and transactions so long as this prospectus is then current under the rules and regulations of the SEC and the registration statement has not been withdrawn by us. See "Selling Stockholders" on page 44. The offering may be completed through the facilities of the OTC Bulletin Board or such other exchange or reporting system where our Class A common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers.

Summary Consolidated Financial Data

	Fiscal Year Ended March 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales and contract revenues:
Net sales	$7,740	$10,626	$17,104	$19,112	$23,470
Contract revenues	15,671	17,430	20,205	22,283	21,813

Total net sales and contract revenues	23,411	28,056	37,309	41,395	45,283
Costs and expenses:
Cost of net sales	4,308	5,558	8,401	9,366	12,758
Cost of contract revenues	11,310	11,463	12,043	15,110	14,712
Selling, general and administrative expenses	15,201	15,882	14,627	14,105	12,844
Research and development expenses	3,698	5,526	3,434	3,908	3,923
Restructuring charges	—	367	1,142	—	—

Total costs and expenses	34,517	38,796	39,647	42,489	44,237

Income (loss) from operations	(11,106)	(10,740)	(2,338)	(1,094)	1,046
Non-operating income (expense):
Royalty income	38,437	17,825	—	—	—
Other income (expense), net	—	188	(1,365)	417	1,003
Interest expense, net	(1,919)	(1,762)	(4,190)	(761)	(123)

Income (loss) before income taxes	25,412	5,511	(7,893)	(1,438)	1,926
Income tax benefit (provision)	—	—	785	—	(100)

Income (loss) from continuing operations before minority interest	25,412	5,511	(7,108)	(1,438)	1,826
Minority interest in earnings of subsidiary	—	—	(1,910)	(3,818)	(3,034)

Income (loss) from continuing operations	25,412	5,511	(9,018)	(5,256)	(1,208)
Income (loss) from discontinued operations, net of income taxes of $0	(27,691)	(38,051)	(17,120)	(7,892)	1,215
Extraordinary loss from early extinguishment of debt, net of income taxes of $0	—	—	(450)	—	—

Net income (loss)	$(2,279)	$(32,540)	$(26,588)	$(13,148)	$7

Basic earnings (loss) per share:
Continuing operations	$2.80	$0.55	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(3.05)	(3.81)	(1.52)	(0.55)	0.06
Extraordinary loss	—	—	(0.04)	—	—

Basic earnings (loss) per share	$(0.25)	$(3.26)	$(2.36)	$(0.92)	$0.00

Diluted earnings (loss) per share:
Continuing operations	$2.69	$0.54	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(2.93)	(3.73)	(1.52)	(0.55)	0.06
Extraordinary loss	—	—	(0.04)	—	—

Diluted earnings (loss) per share:	$(0.24)	$(3.19)	$(2.36)	$(0.92)	$0.00

Shares used in calculating basic earnings (loss) per share	9,089	9,977	11,267	14,276	19,454

Shares used in calculating diluted earnings (loss) per share	9,444	10,209	11,267	14,276	19,680

	At March 31,
	2000	2001	2002	2003	2004
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$26,830	$2,114	$(7,349)	$3,368	$9,369
Total assets	81,850	68,061	52,238	34,842	30,051
Long-term debt (less current portion)	10,649	4,791	2,042	1,265	849
Accumulated deficit	(26,192)	(58,732)	(85,320)	(98,468)	(98,461)
Total stockholders' equity (deficit)	36,110	20,378	5,255	(4,288)	623

RISK FACTORS

        Our business is subject to a number of risks, some of which are discussed below. You should consider the following risks carefully in addition to the risks and information contained elsewhere in this prospectus before purchasing shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

        We Have Experienced Substantial Losses And May Continue To Experience Losses For The Foreseeable Future.    We experienced net income of $7,000 in the year ended March 31, 2004 and a net loss of $13.1 million in the year ended March 31, 2003. While we have divested all of our business units other than our Iteris, Inc. subsidiary, we cannot assure you that our efforts to downsize our operations or reduce our operating expenses will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance. As such, we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience operating losses and net losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

        We May Need To Raise Additional Capital In The Future, But We May Not Be Able To Secure Adequate Funds On Terms Acceptable To Us, Or At All.    We have generated significant net losses and operating losses in recent periods, and have experienced negative cash flows from operations of $718,000 in the year ended March 31, 2004, $4.8 million in the year ended March 31, 2003 and $18.2 million in the year ended March 31, 2002. Although in May 2004, we completed a $10.1 million convertible debenture financing and closed a $5.0 million term loan, the majority of the proceeds from such financings were used to purchase the preferred stock of Iteris, Inc. held by outside investors. We may need to raise additional capital in the future to fund our operations or to purchase the minority interests in Iteris, Inc. Our Iteris, Inc. subsidiary currently maintains a line of credit with a maximum availability of $5.0 million, which expires in August 2005. Substantially all of the assets of Iteris, Inc. have been pledged to the lender to secure the outstanding indebtedness under this facility ($0 was outstanding under the line of credit at March 31, 2004).

        We may raise additional capital in the near future, either through bank borrowings, or other debt or equity financings. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all.

        Our capital requirements will depend on many factors, including, but not limited to:

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  our ability to control costs;

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  market acceptance of our products and the overall level of sales of our products;

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  our ability to generate operating income;

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  increased research and development funding, and required investments in our Iteris, Inc. subsidiary;

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  increased sales and marketing expenses;

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  technological advancements and our competitors' response to our products;

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  capital improvements to new and existing facilities;

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  potential acquisitions of businesses and product lines;

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  our relationships with customers and suppliers; and

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  general economic conditions, including the effects of the current economic slowdown and international conflicts.

        If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures,

        We Have Adopted A New Operating Strategy, Which Is Untried And Exposes Us To New Risks.    We recently divested ourselves of many of our business units and significantly scaled back our operations in order to focus on the business of our Iteris, Inc. subsidiary. We have abandoned our strategy of incubating emerging companies, which historically required us to make significant investments in new business units. Our current business strategy is narrow and untried, and there is no assurance that our new business strategy or the continued execution of the Iteris, Inc. business will be successful.

        The Trading Price Of Our Common Stock Is Highly Volatile And Our Shares Are Listed On The OTC Bulletin Board. As Such, It May Be Difficult To Resell Your Shares Of Stock At Or Above The Price You Paid For Them Or At All.    The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $0.45 per share and as high as $29.44 per share and our Class B common stock has traded at prices as low as $0.20 per share and as high as $29.62 per share. In 2003, because we failed to meet the minimum stockholder's equity and minimum share price requirements for continued listing on the Nasdaq SmallCap Market, both our Class A common stock and Class B common stock were delisted from the Nasdaq SmallCap Market and currently trade on the OTC Bulletin Board. As such, the average daily trading volume of common stock has decreased, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, or at all. This delisting may also make it more difficult for us to raise additional funds in the future. In addition, our securities are subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

        The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

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  quarterly variations in operating results;

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  our ability to control costs and improve cash flow;

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  our ability to raise additional capital or repurchase the minority interest in Iteris, Inc.;

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  shortages announced by suppliers;

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  announcements of technological innovations or new products or applications by our competitors, customers or us;

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  acquisitions or businesses, products or technologies;

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  the impact of any litigation;

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  changes in investor perceptions;

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  changes in earnings estimates or investment recommendations by securities analysts; and

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  international conflicts, political unrest and acts of terrorism.

        The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

        We Depend On Government Contracts And Subcontracts, And Because Many Of Our Government Contracts Are Fixed Price Contracts, Higher Than Anticipated Costs Will Reduce Our Profit And Could Adversely Impact Our Operating Results.    A significant portion of the sales by Iteris, Inc. were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 54.0%, 54.0% and 48.0% of our total net sales and contract revenues for the years ended March 31, 2002, 2003 and 2004, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

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  long purchase cycles or approval processes;

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  competitive bidding and qualification requirements;

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  the impact of international conflicts;

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  performance bond requirements;

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  changes in government policies and political agendas;

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  delays in funding, budgetary constraints and cut-backs; and

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  milestone requirements and liquidated damage provisions for failure to meet contract milestones

        In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover any cost overruns we may incur. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

        Economic Slowdown And Related Uncertainties Could Adversely Impact The Demand For Our Products.    Concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military actions have resulted in a downturn in worldwide economic conditions, particularly in the United States. These unfavorable economic conditions may have a negative impact on customer orders, cancellations and rescheduling of backlog. In addition, recent political and social turmoil related to international conflicts and terrorist acts can be expected to put further pressure on economic conditions in the U.S. and worldwide. These political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

        Our Quarterly Operating Results Fluctuate As A Result Of Many Factors. Therefore, We May Fail To Meet Or Exceed The Expectations Of Securities Analysts And Investors, Which Could Cause Our Stock Price To Decline.    Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

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  our ability to raise additional capital and repurchase the minority interest in Iteris, Inc.;

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  our ability to control costs;

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  international conflicts and acts of terrorism;

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  our ability to develop, introduce, market and gain market acceptance of new products, applications and product enhancements in a timely manner, or at all;

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  the size, timing, rescheduling or cancellation of significant customer orders;

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  the introduction of new products by competitors;

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  the availability of components used in the manufacture of our products;

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  changes in our pricing policies and the pricing policies by our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

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  the long lead times associated with government contracts or required by vehicle manufacturers;

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  our success in expanding and implementing our sales and marketing programs; the effects of technological changes in our target markets;

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  our relatively small level of backlog at any given time;

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  the mix of our sales;

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  deferrals of customer orders in anticipation of new products, applications or product enhancements;

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  risks and uncertainties associated with our international business;

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  currency fluctuations and our ability to get currency out of certain foreign countries; and

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  general economic and political conditions.

        Due to all of the factors listed above and, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

        If We Do Not Keep Pace With Rapid Technological Changes And Evolving Industry Standards, We Will Not Be Able To Remain Competitive And There Will Be No Demand For Our Products.    Our markets are in general characterized by the following factors:

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  rapid technological advances;

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  downward price pressure in the marketplace as technologies mature;

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  changes in customer requirements;

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  frequent new product introductions and enhancements; and

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  evolving industry standards and changes in the regulatory environment.

        Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements.

        We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in outdoor image processing hardware, software and camera technologies in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

        If We Are Unable To Develop And Introduce New Products And Product Enhancements Successfully And In A Cost-Effective And Timely Manner, Or To Achieve Market Acceptance Of Our New Products, Our Operating Results Would Be Adversely Affected.    We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products. Our future success will also depend in part on the success of several products including AutoVue, our lane departure warning system. We currently outsource the manufacture of our AutoVue product line to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of AutoVue.

        Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. Our business and results of operations could be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

        The Markets In Which We Operate Are Highly Competitive And Have Many More Established Competitors, Which Could Adversely Affect Our Sales Or The Market Acceptance Of Our Products.    We compete with numerous other companies in our target markets including, but not limited to, large, multinational corporations and many smaller regional engineering firms. We expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

        We May Be Unable To Attract And Retain Key Personnel, Which Could Seriously Harm Our Business.    Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel, particularly Gregory A. Miner, our current Chief Executive Officer and Chief Financial Officer, and Jack Johnson, the Chief Executive Officer of Iteris, Inc. In connection with the roll-up merger of Iteris, Inc. into Iteris Holdings, we announced that Mr. Johnson will be appointed to serve as the Chief Executive Officer of Iteris Holdings, and Mr. Miner will assume the role as Chairman of the Board of Iteris Holdings. The loss of any of these individuals or the transition of Mr. Miner to his new role could adversely affect our business, financial condition or results of operations. Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

        We May Not be Able To Adequately Protect Or Enforce Our Intellectual Property Rights, Which Could Harm Our Competitive Position.    If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

        From time to time, we have received notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management's resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

        We May Engage In Acquisitions Of Companies or Technologies That May Require Us To Undertake Significant Capital Infusions And Could Result In Disruptions Of Our Business And Diversion Of Resources And Management Attention.    We have historically, and may in the future, acquire complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

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  potential disruption of our ongoing business and the diversion of our resources and management's attention;

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  the failure to retain or integrate key acquired personnel;

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  the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

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  increased costs to improve managerial, operational, financial and

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  administrative systems and to eliminate duplicative services;

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  the incurrence of unforeseen obligations or liabilities;

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  potential impairment of relationships with employees or customers as a result of changes in management; and

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  increased interest expense and amortization of acquired intangible assets.

        Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or intangible asset amortization, or other adverse tax or audit consequences. We cannot assure you that we will be able to identify or consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

        Some Of Our Directors, Officers And Their Affiliates Can Control The Outcome Of Matters That Require The Approval Of Our Stockholders, And Accordingly We Will Not Be Able To Engage In Certain Transactions Without Their Approval.    As of March 31, 2004, our officers and directors beneficially owned approximately 11.4% of the total combined voting power of the outstanding shares of our Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

        Our Stock Structure And Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us.    Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

        In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, growth in revenue from government contracts, our ability to control costs, our accounting estimates, assumptions and judgments, the investment in research and development for our subsidiaries and business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new product introductions, the adoption of future industry standards, our production capacity, our ability to consummate acquisitions and integrate their operations successfully, the need for additional capital, our ability to raise capital, and our ability to achieve profitability, monetize and spin-off any of our business units. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section "Risk Factors" beginning on page 5 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

        The shares of Class A common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants held by the selling stockholders and those proceeds will be used for our general corporate purposes.

PRICE RANGE OF COMMON STOCK

        Our Class A common stock and Class B common stock are quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. Our Class A common stock and our Class B common stock were delisted from the Nasdaq SmallCap Market in August 2003, and April 2003, respectively, and is currently quoted on the OTC Bulletin Board. Prior to that, our Class A common stock and Class B common stock were listed on the Nasdaq National Market. The following table sets forth for the fiscal periods indicated the high and low sales prices for the Class A common stock and Class B common stock as reported by the Nasdaq SmallCap Market or the OTC Bulletin Board for applicable periods.

	Class A Common Stock		Class B Common Stock
	High	Low	High	Low
Fiscal 2003
Quarter Ended June 30, 2002	$1.70	$1.27	$2.57	$1.85
Quarter Ended September 30, 2002	1.52	.85	2.00	1.00
Quarter Ended December 31, 2002	1.03	.45	1.00	.42
Quarter Ended March 31, 2003	.74	.51	.75	.52
Fiscal 2004
Quarter Ended June 30, 2003	$.89	$.45	$.53	$.20
Quarter Ended September 30, 2003	1.75	.51	.20	.20
Quarter Ended December 31, 2003	2.60	1.36	.40	.20
Quarter Ended March 31, 2004	4.15	1.91	3.00	.40
Fiscal 2005
Quarter Ended June 30, 2004	$4.10	$2.60	$3.00	$3.00

        As of July 1, 2004, we had 513 holders of record of Class A common stock and 94 holders of record of Class B common stock according to information furnished by our transfer agent.

DIVIDEND POLICY

        We have never paid or declared cash dividends on either class of our common stock, and have no current plans to pay such dividends in the foreseeable future. We currently intend to retain any earnings for working capital and general corporate purposes. The payment of any future dividends will be at the discretion of our Board of Directors, and will depend upon a number of factors, including, but not limited to, future earnings, the success of our business, activities, our capital requirements, our general financial condition and future prospects, general business conditions, the consent of our lender and such other factors as the Board may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected consolidated financial data for each of the five fiscal years ended March 31, 2004. The statement of operations and balance sheet data for the years ended and as of March 31, 2000, 2001, 2002, 2003 and 2004 are derived from our audited consolidated financial statements. The accompanying consolidated financial statements have been restated to reflect the classification and presentation of Broadcast, Inc., Zyfer Inc., Mariner Networks, Inc., Gyyr, Inc. and MAXxess Systems, Inc. as discontinued operations for all periods presented. See Note 1 to the accompanying consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended March 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales and contract revenues:
Net sales	$7,740	$10,626	$17,104	$19,112	$23,470
Contract revenues	15,671	17,430	20,205	22,283	21,813

Total net sales and contract revenues	23,411	28,056	37,309	41,395	45,283
Costs and expenses:
Cost of net sales	4,308	5,558	8,401	9,366	12,758
Cost of contract revenues	11,310	11,463	12,043	15,110	14,712
Selling, general and administrative expenses	15,201	15,882	14,627	14,105	12,844
Research and development expenses	3,698	5,526	3,434	3,908	3,923
Restructuring charges	—	367	1,142	—	—

Total costs and expenses	34,517	38,796	39,647	42,489	44,237

Income (loss) from operations	(11,106)	(10,740)	(2,338)	(1,094)	1,046
Non-operating income (expense):
Royalty income	38,437	17,825	—	—	—
Other income (expense), net	—	188	(1,365)	417	1,003
Interest expense, net	(1,919)	(1,762)	(4,190)	(761)	(123)

Income (loss) before income tax	25,412	5,511	(7,893)	(1,438)	1,926
Income tax benefit (provision)	—	—	785	—	(100)

Income (loss) from continuing operations before minority interest	25,412	5,511	(7,108)	(1,438)	1,826
Minority interest in earnings of subsidiary	—	—	(1,910)	(3,818)	(3,034)

Income (loss) from continuing operations	25,412	5,511	(9,018)	(5,256)	(1,208)
Income (loss) from discontinued operations, net of taxes of $0	(27,691)	(38,051)	(17,120)	(7,892)	1,215
Extraordinary loss from early extinguishment debt, net of taxes of $0	—	—	(450)	—	—

Net income (loss)	$(2,279)	$(32,540)	$(26,588)	$(13,148)	$7

Basic earnings (loss) per share:
Continuing operations	$2.80	$0.55	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(3.05)	(3.81)	(1.52)	(0.55)	0.06
Extraordinary loss	—	—	(0.04)	—	—

Basic earnings (loss) per share	$(0.25)	$(3.26)	$(2.36)	$(0.92)	$0.00

Diluted earnings (loss) per share:
Continuing operations	$2.69	$0.54	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(2.93)	(3.73)	(1.52)	(0.55)	0.06
Extraordinary loss	—	—	(0.04)	—	—

Diluted earnings (loss) per share	$(0.24)	$(3.19)	$(2.36)	$(0.92)	$0.00

Shares used in calculating basic earnings (loss) per share	9,089	9,977	11,267	14,276	19,454

Shares used in calculating diluted earnings (loss) per share	9,444	10,209	11,267	14,276	19,680

	At March 31,
	2000	2001	2002	2003	2004
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$26,830	$2,114	$(7,349)	$3,368	$9,369
Total assets	81,850	68,061	52,238	34,842	30,051
Long-term debt (less current portion)	10,649	4,791	2,042	1,265	849
Accumulated deficit	(26,192)	(58,732)	(85,320)	(98,468)	(98,461)
Total stockholders' equity (deficit)	36,110	20,378	5,255	(4,288)	623

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

        You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this document contain forward-looking information that involves risk and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under the sections entitled "Risk Factors," "Business" and elsewhere in this document. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Overview

        We have historically operated multiple business units. During the fiscal year ended March 31, 2003 ("fiscal 2003"), we operated in three business segments consisting of intelligent transportation systems ("ITS"), video products and telecom products. The ITS segment consisted of our majority-owned subsidiary, Iteris, Inc., which designs, develops, markets and implements video sensor systems and transportation management and traveler information systems for the ITS industry. The video products segment consisted of our former wholly-owned subsidiaries, MAXxess Systems, Inc. (previously known as Gyyr Incorporated), which designed and manufactured security management systems, and Broadcast, Inc., which developed and supplied software based systems to automate and control the multiple classes of equipment used in broadcast studios and satellite uplink facilities. Our telecom segment consisted of our wholly-owned subsidiary, Zyfer, Inc., which developed and manufactured timing and synchronization products and which, prior to its incorporation, was operated as our Communications division.

        Beginning in the fiscal year ended March 31, 2001 ("fiscal 2001"), we began divesting certain of our business units in order to reduce our operating expenses and to focus on what we believe is our core business, Iteris, Inc. These divestitures and related restructuring included the following transactions:

  •
  In September 2001, we sold substantially all of the assets and certain liabilities of the Gyyr CCTV Products line for $8.8 million and changed the name of Gyyr to MAXxess Systems, Inc.

  •
  In September 2001, we discontinued the operations of Mariner Networks, Inc., our former wholly-owned subsidiary that was historically part of our telecom segment.

  •
  As a result of the sale of the Gyyr CCTV Products line and the discontinuation of Mariner Networks, we reorganized our European operations and further reduced our overall staffing levels. The reorganization of the European operations included the discontinuation of our Odetics Europe Ltd., Gyyr Europe Ltd., Mariner France and Mariner Europe Ltd. operations, and the transition of our Broadcast and MAXxess international operations to branch office operations with the intent of lowering our international costs. In connection with this restructuring, 34 employees were terminated in the quarter ended December 31, 2001 and 78 employees were terminated in the quarter ended March 31, 2002.

  •
  In March 2003, we ceased the development and sale of any new Broadcast products and in September 2003, we sold the balance of our Broadcast business.

  •
  In May 2003, we sold the assets of Zyfer for a purchase price of $2.3 million in cash and the assumption of liabilities, plus future incentive payments of up to $1.0 million in each of the twelve months ended April 30, 2004 and 2005. The amount of these future incentive payments will be based on the revenues generated by the sale of Zyfer's products or the license of its technologies.

        In September 2003, we sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. The consideration for the sale consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.3 million on this sale.

        Our financial statements for all periods presented in this prospectus have been restated to reflect the discontinuation of the operations of Gyyr, Broadcast, Zyfer, Mariner Networks and MAXxess and, accordingly, only reflect the operations of Iteris, Inc.

        In May 2004, we completed the private placement of $10.1 million in subordinated convertible debentures and a $5.0 million senior term credit facility and purchased all of the outstanding preferred stock of our Iteris, Inc. subsidiary for $17.5 million in cash, which shares were held by DaimlerChrysler Ventures GmbH ("DCV") and Hockenheim Investment Pte. Ltd. ("Hockenheim"). DCV exchanged its common stock in Iteris, Inc. for shares of Class A common stock of Iteris Holdings as a part of this transaction.

        On June 30, 2004, we entered into an exchange agreement with certain of the holders of the common stock of Iteris, Inc., pursuant to which such holders agreed to exchange an aggregate of 1,319,541 shares of Iteris, Inc. common stock for an aggregate of 2,639,082 shares of Iteris Holdings Class A common stock. The exchange of shares is part of a plan to merge Iteris, Inc. into Iteris Holdings, pursuant to which all of the outstanding shares of common stock of Iteris, Inc. will convert into shares of Class A common stock of Iteris Holdings. The final step in this roll-up transaction is anticipated to be completed within the next six months and is subject to the approval of the California Department of Corporations. The foregoing transactions are part of our plan of reorganization to consolidate Iteris, Inc. into and with Iteris Holdings.

        Iteris Holdings currently operates in two reportable segments: Sensors and Systems. The Sensors segment includes Vantage vehicle detection systems for traffic intersection control and AutoVue sensors for in vehicle safety. The Systems segment includes transportation engineering and consulting activities.

Critical Accounting Policies And Estimates

        Management's Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements included herein, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate these estimates and assumptions, including those related to the collectibility of accounts receivables, the valuation of inventories, the recoverability of long-lived assets, including goodwill, and reserves for restructuring and related activities. We base these estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions by their nature involve risks and uncertainties, and may prove to be inaccurate. In the event that any of our estimates or assumptions are inaccurate in any material respect, it could have a material adverse effect on our reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Revenue Recognition.    We record product revenues and related cost of sales upon transfer of title, which is generally upon shipment or, if required, upon acceptance by the customer, provided that we believe collectibility of the net sales amount is probable. Accordingly, at the date revenue is recognized, the significant uncertainties concerning the sale have been resolved. Unless otherwise stated, we provide a one to two year warranty from the original invoice date on all product material and workmanship. Defective products are either repaired or replaced, at our option, upon meeting certain criteria. We accrue a provision for the estimated costs that may be incurred for product warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized. Should actual experience of warranty returns be higher than anticipated, additional warranty reserves may be required, and may adversely affect our operating results.

        Contract revenue is derived primarily from long-term contracts with governmental agencies. Contract revenue includes costs incurred plus a portion of estimated fees or profits determined on the percentage of completion method of accounting based on the relationship of costs incurred to total estimated costs. Any anticipated losses on contracts are charged to earnings when identified. Changes in job performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to cost and revenue and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured.

        In addition to product and contract revenue, we derive revenue from technology access fees and the provision of specific non-recurring contract engineering services. Technology access fees are amortized to revenue over the life of the related agreement and are based on contractual values. Contract engineering revenues are recognized in the period in which services are performed based on contractual billing terms. Technology access fee revenues and contract engineering revenues are included in net sales on the accompanying statements of operations.

        Revenues from follow-on service and support, for which we charge separately, is recorded in the period in which the services are performed.

        Accounts Receivable.    We estimate the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding greater than a certain period of time. We have recorded reserves for receivables deemed to be at risk for collection as well as a general reserve based on our historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of our customers deteriorates, resulting in an impairment of their ability to make required payments, additional allowances may be required which could adversely affect our operating results.

        Inventory.    We state our inventories at the lower of cost or market and provide reserves for potentially excess and obsolete inventory. In assessing the ultimate realization of inventories, we make judgments as to future demand requirements and compare that with the current or committed inventory levels. Reserves are established for inventory levels that exceed future demand. It is possible that reserves over and above those already established may be required in the future if market conditions for our products deteriorate.

        Goodwill and Purchased Intangible Assets.    The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. Goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. The amounts and useful lives assigned to other intangible assets impact future amortization. If the assumptions and estimates used to allocate the purchase price are not correct or if business conditions change, purchase price adjustments or future asset impairment charges could be required.

        Impairment of Assets and Restructuring.    During fiscal 2003, we recorded reserves and asset write-downs in connection with the sale of substantially all of the assets of Zyfer and the discontinuation of Broadcast. These include estimates pertaining to the fair value of assets and facility closure costs. Although we do not anticipate significant changes, the actual assets values and closure costs may differ from the amounts estimated.

Results of Operations

        The following table sets forth certain statement of operations data as a percentage of total net sales and contract revenues for the periods indicated. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Fiscal Year Ended March 31,
	2002	2003	2004
Net sales and contract revenues:
Net sales	45.8%	46.2%	51.8%
Contract revenues	54.2	53.8	48.2

Total net sales and contract revenues	100.0%	100.0%	100.0%
Costs and expenses:
Cost of net sales	22.5	22.6	28.2
Cost of contract revenues	32.3	36.5	32.5
Selling, general and administrative expenses	39.2	34.1	28.4
Research and development expenses	9.2	9.4	8.7
Restructuring charges	3.1	—	—

Total costs and expenses	106.3	102.6	97.8

Income (loss) from operations	(6.3)	(2.6)	2.2
Non-operating income (expense):
Other income (expense), net	(3.7)	1.0	2.2
Interest expense, net	(11.2)	(1.8)	(0.2)

Income (loss) before tax	(21.2)	(3.4)	4.2
Income tax benefit (provision)	2.1	—	(0.2)

Income (loss) from continuing operations before minority interest	(19.1)	(3.4)	4.0
Minority interest in earnings of subsidiary	(5.1)	(9.2)	(6.7)

Loss from continued operations	(24.2)	(12.6)	(2.7)
Income (loss) from discontinued operations, net of income taxes of $0	(45.9)	(19.1)	2.7
Extraordinary loss from early extinguishment of debt, net of income taxes of $0	(1.2)	—	—

Net income (loss)	(71.3)%	(31.7)%	0.0%

Years Ended March 31, 2004, 2003 and 2002

        Net Sales and Contract Revenues.    Net sales and contract revenues consist principally of (i) sales of products and services to commercial customers and municipal agencies ("net sales") and primarily consists of sales of our Vantage video detection systems and AutoVue lane departure warning systems, as well as technology access fees and contract engineering revenues; and (ii) revenues derived from systems integration and ITS consulting services with state, county and municipal agencies ("contract revenues"). We currently have a diverse customer base and no customer constituted over 10% of our total net sales and contract revenues in fiscal 2004. Total net sales and contract revenues increased 9.4% to $45.3 million for the fiscal year ended March 31, 2004 ("fiscal 2004") compared to $41.4 million in fiscal 2003, and increased 11.0% for the fiscal year ended March 31, 2003 ("fiscal 2003") compared to $37.3 million for the fiscal year ended March 31, 2002 ("fiscal 2002").

        Net sales increased 22.8% to $23.5 million in fiscal 2004 compared to $19.1 million in fiscal 2003, and increased 11.7% in fiscal 2003 compared to $17.1 million in fiscal 2002. The increase in net sales in each of the periods primarily reflected an increase in the unit sales of our Vantage vehicle detection systems and increased sales of our AutoVue lane departure warning systems. Net sales from AutoVue products increased 173.1% in fiscal 2004 compared to fiscal 2003, and represented 17.9% of total net sales in fiscal 2004 and 8.0% of total net sales in fiscal 2003. The increase in sales of AutoVue products principally reflected license fee revenue and fees for non-recurring engineering costs derived from Valeo, our strategic partner for the passenger car OEM customer base, and increased unit sales of lane departure warning systems in the European commercial truck market. Vantage sales comprised 89.6%, 92.0%, and 82.1% of net sales in each of the three fiscal years ended 2002, 2003, and 2004, respectively. All of the Vantage revenues were derived from sales within North America. The sales growth was primarily due to increased market adoption of video based detection technologies for traffic intersection management.

        Contract revenues decreased 2.1% to $21.8 million in fiscal 2004 compared to $22.3 million in fiscal 2003, and increased 10.3% compared to $20.2 million in fiscal 2002. Contract revenues reflect a broad range of fixed price and cost plus fixed fee contracts for engineering study and design, systems integration and system implementation. Contract revenues are dependent upon the continued availability of funding on both the State and Federal levels from the various departments of transportation. The decrease in fiscal 2004 compared to 2003 principally reflects budget constraints in both the Federal and California markets, where a significant portion of our contract revenues have been derived during the last several fiscal years, The increase in contract revenues in fiscal 2003 compared to fiscal 2002 primarily reflects an increase in volume of ITS projects. The growth in contract revenues in fiscal 2003 reflected a general expansion of our systems consulting and integration business. This expansion was characterized by the addition of new offices into additional geographic regions including Georgia, Colorado and Idaho. All of our contract revenue is currently derived from North America.

        Gross Profit.    Total gross profit increased 5.3% to $17.8 million in fiscal 2004 compared to $16.9 million in fiscal 2003, and was unchanged at $16.9 million in fiscal 2003 compared to fiscal 2002. Total gross profit as a percent of net sales and contract revenues decreased to 39.3% in fiscal 2004 compared to 40.8% in fiscal 2003 and 45.2% in fiscal 2002.

        Gross profit as a percentage of net sales decreased to 45.6% in fiscal 2004 compared to 51.0% in fiscal 2003 and 50.9% in fiscal 2002. The decrease in gross profit in fiscal 2004 compared to 2003 reflects lower unit pricing on large, high volume, state contracts for Vantage products, in addition to lower gross profits on AutoVue products as a result of increased unit sales of product to the commercial truck market. The increase in gross profit as a percent of net sales in fiscal 2003 compared to 2002 reflects the net effect of increased gross profit on Vantage product sales, which was partially offset by decreased margins on AutoVue product sales. We achieved a 200 basis point increase in gross profit on sales of Iteris' Vantage video detection systems in fiscal 2003, in conjunction with a 14.7% increase in sales of these products in fiscal 2003 compared to 2002. In fiscal 2003, however, AutoVue product sales began transitioning from low volume, high margin sample sales to early production volume of units for the truck market.

        Gross profit as a percent of contract revenues increased to 32.6% in fiscal 2004 compared to 32.2% in fiscal 2003 and 40.4% in fiscal 2002. We recognize contract revenues and related gross profit using percentage of completion contract accounting, and the underlying mix of contract activity affects the related gross profit recognized in any given year. The decrease in fiscal 2003 reflects a mix of lower margin contracts in fiscal 2003 as compared to fiscal 2002. Furthermore, gross profit on contract revenues in fiscal 2002 benefited approximately 610 basis points from a $1.4 million reduction in loss reserves on certain long-term contracts resulting from changes in the scope of work defined by a major customer, most of which were nonrecurring in fiscal 2003.

        Selling, General and Administrative Expense.    Selling, general and administrative expense decreased 8.9% to $12.8 million (or 28.4% of total net sales and contract revenues) in fiscal 2004 compared to $14.1 million (or 34.1% of total net sales and contract revenues) in fiscal 2003, and decreased 3.6% in fiscal 2003 compared to $14.6 million (or 39.2% of total net sales and contract revenues) in fiscal 2002. The decrease in fiscal 2004 compared to fiscal 2003 reflects principally increased costs to support expanded sales and marketing efforts in Vantage and AutoVue products in fiscal 2004, offset by decreased facilities lease expense related to the restructuring of lease commitments for our Anaheim facilities in June 2003, and reduced salaries expenses for corporate support personnel related to the divestiture of our Broadcast, Zyfer and MAXxess Systems businesses in fiscal 2004. The decrease in selling, general and administrative expense in fiscal 2003 compared to fiscal 2002 reflects general cost reductions related to staffing and outside services for legal and accounting expenses, which was partially offset by increased sales and marketing costs to support Vantage and AutoVue products.

        Research and Development Expense.    Research and development expense increased 0.4% to $3.9 million (or 8.7% of total net sales and contract revenues) in fiscal 2004 compared to $3.9 million (or 9.4% of total net sales and contract revenues) in fiscal 2003, and increased 13.8% in fiscal 2003 compared to $3.4 million (or 9.2% of total net sales and contract revenues) in fiscal 2002. The increase in research and development expense in fiscal 2004 compared to 2003 reflects increased spending to support the development of Vantage products which was partially offset by decreased spending to support the development of AutoVue products. Vantage product development primarily reflects activities for product line extensions to support new communications platforms and to accommodate new camera designs. The increases were primarily in the areas of personnel costs and related benefits and overhead, prototype material costs, and consulting fees.

        The increase in research and development expense in fiscal 2003 compared to 2002 primarily reflects software algorithm development and new hardware designs for enhancements to our existing product family of Vantage video detection systems.

        For competitive reasons, we closely guard the confidentiality of specific development projects.

        Restructuring Charges.    The restructuring charge of $1.1 million in fiscal 2002 reflects costs related to the reorganization of our European operations and costs for severance for labor reductions domestically and abroad totaling approximately $400,000 in addition to $700,000 related to severance charges incurred upon the retirement of the former Chief Executive Officer of Iteris Holdings.

        Other Income (Expense), Net.    Other income (expense), net reflects the following (in thousands):

	Year Ended March 31,
	2002	2003	2004
Gain on sale of real estate	$—	$640	$970
Loss on sale of Iteris common stock	(1,596)	(310)	—
Other	231	87	33

Other income (expense), net	$(1,365)	$417	$1,003

        Other income (expense), net in fiscal 2003 and 2004 included a gain of $640,000 and $970,000, respectively, recognized on the sale and leaseback of our Anaheim, California facility, which was consummated in May 2002. We sold shares of our Iteris subsidiary common stock that yielded gross proceeds of $3.8 million and $900,000 in fiscal 2002 and 2003, respectively.

        Interest Expense, Net.    Interest expense, net reflects the net of interest expense and interest income as follows (in thousands):

	Year Ended March 31,
	2002	2003	2004
Interest expense	$4,190	$761	$125
Interest income	—	—	(2)

Interest expense, net	$4,190	$761	$123

        Interest expense decreased 83.8% in fiscal 2004 compared to fiscal 2003 and decreased 81.8% in fiscal 2003 compared to fiscal 2002. The decrease in fiscal 2004 reflected lower average outstanding borrowings during fiscal 2004. The decrease in fiscal 2003 reflected the sale and leaseback of our Anaheim, California facilities, and our subsequent repayment in May 2002 of a $16.4 million promissory note.

        Extraordinary Item.    The extraordinary loss incurred in fiscal 2002 relates to a prepayment penalty we incurred in fiscal 2002 in connection with the retirement of our mortgage note payable upon the refinancing of our Anaheim real property.

        Income Taxes.    During fiscal 2004, we recognized income tax expense of $100,000 and a related deferred tax asset of $821,000 directly related to the profitable operations of our subsidiary Iteris, Inc. The ability to record the deferred tax asset was based on the more likely than not criteria of FAS 109 since Iteris, Inc. has historically been profitable and it has utilized all its federal net operating loss carryovers and thus, can carryback and realize the reversal of future tax deductions. No income tax benefit for losses incurred in fiscal 2003 was recorded due to uncertainty as to the ultimate realization of the related benefit. A $785,000 tax benefit was recognized in fiscal 2002 for the recovery of net operating loss carrybacks made available under the Job Creation Workers Associate Act of 2002.

        Minority Interest in Subsidiary.    The minority interest represents the minority stockholders' share of Iteris, Inc.'s net income or loss and the accretion of the redemption preference of Iteris's Series A preferred stock. Upon our acquisition of the remaining minority interest in Iteris, Inc. and the related roll-up merger, we will no longer report a minority interest.

Liquidity and Capital Resources

        During fiscal 2004, we used $718,000 of cash to fund our operations. Net cash used in operating activities principally reflected our net income of $7,000, increased for non-cash charges of $857,000 for depreciation and amortization, and $3.0 million in non-cash charges related to the minority interest in our Iteris subsidiary, and decreased $855,000 for non-cash gains related to amortization of deferred gain on real-estate sales and the usage of $4.0 million in cash to fund changes in operating assets and liabilities. Most of the cash requirements for operating assets and liabilities during fiscal 2004 related to $2.5 million in cash used to reduce trade accounts payable, accrued payroll, accrued expenses and income tax payable, associated with the downsizing and reorganization of our business model.

        In May 2002, we completed the sale and leaseback of our Anaheim, California facility for an aggregate sale price of $22.6 million. Approximately $16.4 million of the proceeds from this sale were used to repay the outstanding indebtedness under a promissory note, which was secured by a first deed of trust on our Anaheim facility. In connection with the sale and leaseback, we pledged cash of $2.5 million to secure our obligations under the lease. The pledged amounts were to be released to us based upon our continued compliance with financial covenants and performance under the lease. The balance of the proceeds from this sale was used for general working capital purposes. We committed to lease one of the two buildings on this property for a period of ten years, and to lease the other building for a period of 30 months.

        In May 2003, we completed the sale of substantially all the assets of our wholly-owned subsidiary, Zyfer, Inc., for $2.3 million in cash plus the assumption of certain liabilities. The cash proceeds were used to fund working capital requirements and pay short-term liabilities. The asset purchase agreement provides for future incentive payments to us of up to $1.0 million in each of the twelve months ended April 30, 2004 and 2005. The amount of these future incentive payments will be based on the revenues generated by the sale of Zyfer's products or the license of its technologies. Based on the terms of the sale agreement, Zyfer, Inc. has 60 days to provide us with support for the incentive payments.

        In July 2003, we concluded a restructuring of our facility lease obligations for our principal operating facility located in Anaheim, California. Under the revised terms, Iteris Holdings and its Iteris, Inc. subsidiary entered into two separate leases for space totaling 80,000 square feet located at our current Anaheim location. We have been relieved of a continuing lease obligation on approximately 257,000 square feet. In consideration for the restructured agreement, we paid approximately $2.5 million in cash that had been previously pledged as collateral on the lease, in addition to issuing to the lessor 425,000 shares of Iteris Holdings Class A common stock valued at $255,000 and a note payable for $811,000.

        Also in July 2003, we completed a private placement of 3,666,666 of our Class A common stock to seven accredited investors for net proceeds of $1.9 million in cash. In connection with this offering, we also issued warrants to the investors to purchase up to another 366,666 shares at an exercise price of $1.50 per share. The fair value of these warrants was $55,000 calculated using the Black Scholes Model. The warrants are considered a cost of raising capital and were recorded in equity as an offset to additional paid-in capital. The warrants expire in July 2006 and became exercisable in January 2003. The proceeds from the transaction were used to fund our general working capital requirements.

        In September 2003, we completed the sale of the assets of our MAXxess subsidiary to an investor group that included certain members of the MAXxess management group. The consideration for the sale consisted of the assumption by the buyer of $2.7 million of liabilities, resulting in a net gain to Iteris Holdings of approximately $2.3 million. We did not receive any cash in this transaction.

        In May 2004, we completed the purchase of all of the outstanding shares of the Series A preferred stock of Iteris, Inc., which shares were held by DaimlerChrysler Ventures GmbH ("DCV") and Hockenheim Investment Pte. Ltd. ("Hockenheim"), in exchange for a payment of approximately $17.5 million in cash. In addition, we acquired all of the shares of the common stock of Iteris, Inc. held by DCV in exchange for the issuance of 1,219,445 shares of our Class A common stock. The purchase and exchange of the shares were made pursuant to a Stock Purchase and Exchange Agreement, dated March 31, 2004, by and among Iteris Holdings, Iteris, Inc., DCV and Hockenheim (the "Purchase and Exchange Agreement").

        Pursuant to the Purchase and Exchange Agreement, we purchased 3,124,913 shares of Series A Preferred Stock of Iteris from DCV and Hockenheim for a purchase price of $5.61 per share. The purchase price represented the stated redemption value of the preferred stock. The purchase of the shares was financed principally with a $10.1 million convertible debenture financing completed in May 2004 with a group of institutional investors, in addition to a $5.0 million senior credit facility arranged through a bank.

        In accordance with the Purchase and Exchange Agreement, we issued 1,219,445 shares of our Class A common stock (the "Exchange Shares") to DCV in exchange for 547,893 shares of the common stock of Iteris, Inc. held by DCV. Subject to certain exceptions, DCV has agreed not to sell or otherwise transfer the Exchange Shares during the year following the Closing Date. However, beginning on November 28, 2005, DCV may require us to repurchase up to 50% of the Exchange Shares at a purchase price of $1.438 per share; and beginning on May 28, 2007, DCV may require us to repurchase up to 100% of the Exchange Shares at a purchase price of $1.438 per share. All such rights to require the repurchase of the Exchange Shares expire on September 28, 2007.

        Beginning on May 28, 2005, DCV will have the right to request registration of all of the shares of the Class A common stock of Iteris Holdings held by it. In the event we decide not to file a registration statement for all such shares, DCV may require repurchase of any or all of its shares of our common stock at a purchase price of $1.438 per share.

        In order to finance the purchase of the shares of Iteris, Inc. preferred stock, we entered into a Debenture and Warrant Purchase Agreement dated May 19, 2004 (the "Debenture Purchase Agreement") with a group of institutional investors, which included certain of our officers, pursuant to which it sold and issued subordinated convertible debentures in the aggregate principal amount of $10.1 million and issued warrants to purchase an aggregate of 639,847 shares of our Class A common stock.

        The debentures are due in five years, provide for 6.0% annual interest, payable quarterly, and are convertible into our Class A common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances. From May 19, 2007 until May 18, 2008, the debentures may be redeemed by us, at our option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

        Pursuant to the Debenture Purchase Agreement, each investor also received two warrants to purchase shares of the Class A common stock. For every dollar of debenture purchased, each investor received one warrant to purchase approximately 0.03235 shares of our Class A common stock at an exercise price of $3.83 per share and a second warrant to purchase approximately 0.03100 shares of our Class A common stock at an exercise price of $4.03 per share. The exercise prices are subject to certain adjustments, including adjustments for dilutive issuances. The warrants expire on May 18, 2009.

        In conjunction with the Debenture Purchase Agreement, we issued warrants to purchase 34,036 shares of our Class A common stock at $3.61 per share as commissions related to the transaction. The warrants expire on May 18, 2009.

        We have agreed to register for resale the shares underlying the debentures and the warrants. Under the terms of the Debenture Purchase Agreement, we may be required to make certain payments to the investors if we do not file a registration statement with the Securities and Exchange Commission on or prior to the earlier of the 14th day following the date that we filed our annual report for the year ended March 31, 2004 or July 14, 2004 or if we do not respond to comments to such registration statement, if any, from the SEC within certain time limits. In addition, we have granted to each investor a right of first offer with respect to new issuances of its securities, subject to certain exceptions.

        Concurrent with the issuance of the debentures, we, through our subsidiary Iteris, Inc., entered into a $5.0 million term note payable with a bank. Proceeds form the note payable were used to purchase Iteris, Inc. preferred stock as described above. The note is due in four years, on May 27, 2008, and provides for monthly payments of principal and interest of approximately $104,000. Interest accrues at the current stated prime rate plus 0.5% through June 30, 2004 and then at the current stated prime rate plus 0.25% thereafter.

        As part of the Purchase and Exchange Agreement of the Series A preferred stock, we also exchanged an aggregate of 547,893 shares of Iteris, Inc. common stock held by DCV for an aggregate of 1,219,445 shares of Iteris Holdings Class A common stock.

        Also on May 28, 2004, Iteris, Inc. renegotiated its existing line of credit agreement and entered into a new line of credit agreement with the same bank. The new agreement has a one year term that expires on August 1, 2005 and a maximum available credit line of $5.0 million. Under the terms of the new agreement, Iteris, Inc. may borrow against its eligible accounts receivable and the value of its eligible inventory, as defined. Interest on borrowed amounts is payable monthly at the prime rate. Additionally, Iteris, Inc. is obligated to pay an unused line fee of 0.25% per annum applied to the amount by which the maximum credit amount exceeds the average daily principal balance during the preceding month. There is no monthly collateral management fee associated with the new line of credit and no pre-payment or early termination fees. The 1.0% cancellation fee to terminate the prior line was waived by the bank.

        Both the term note payable and the line of credit are secured by substantially all of the assets of Iteris, Inc.

        Our contractual obligations are as follows at March 31, 2004 (in thousands):

	Payments Due by Period
	Total	2005	2006	2007	After 2007
Line of credit	$100	$100	$—	$—	$—
Capital lease obligations	12	4	4	4	—
Notes payable	921	38	50	630	203
Operating leases	3,599	1,205	984	897	513

Total	$4,632	$1,347	$1,038	$1,531	$716

        Subsequent to the purchase of the preferred stock and the exchange of the common stock held by DCV, the minority interest in Iteris, Inc. has been reduced to approximately 16.6%. Our intention is to exchange the residual outstanding 16.6% common stockholding minority interest in Iteris, Inc. for Class A common stock of Iteris Holdings and merge the two entities.

        Although we have achieved operating income and earnings before interest, taxes, depreciation and amortization during the fiscal year ended March 31, 2004, our operations may continue to use net cash. At March 31, 2004, our Iteris subsidiary had a revolving line of credit with its principal bank, which expired August 2004, and which provided for available borrowings up to $5.0 million subject to a borrowing formula based upon qualified accounts receivable as defined in the agreement. Borrowings on the line of credit bear interest at prime plus 2.0% (6.0% at March 31, 2004). There were no borrowings on the line at March 31, 2004, and $4.5 million was available for borrowing subject to the borrowing base in the credit agreement. In May 2004, we entered into a new $5.0 million line of credit with our principal bank to replace the former revolving line, subject to similar borrowing formulas. Borrowings under the new line of credit bear interest at the bank's prime rate (4.0% at May 31, 2004). We believe that the combination of available borrowings on our line of credit and our internally generated cash flows will be sufficient to enable us to execute our operating plans and meet our obligations on a timely basis.

Recent Accounting Pronouncements

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material effect on our financial position, results of operations or cash flows.

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and

Disclosure" ("SFAS No. 148") which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 25") to require disclosure effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and net income (loss) per share in both annual and interim financial statements. We follow the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148, and, accordingly, account for our stock-based compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This Interpretation changes the method of determining whether certain entities should be included in our Consolidated Financial Statements. An entity is subject to FIN 46 and is called a variable interest entity ("VIE") if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation under SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. The provisions of FIN 46 are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first fiscal period beginning after June 15, 2003. Adoption of FIN 46 did not have a material impact on our. financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150") which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure About Market Risk

        Our exposure to interest rate risk is limited to our lines of credit. Iteris, Inc.'s and Iteris Holdings' lines of credit bear interest at the prevailing prime rate, plus 2.0% and 4.0% (6.0% and 8.0% as of March 31, 2004), respectively. We estimate that, based on amounts outstanding at March 31, 2004, a 10.0% increase in the prime rate would result in an increase in interest expense, on an annualized basis, of less than $100,000.

BUSINESS

Overview

        Iteris Holdings, Inc. is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety. Using our proprietary software and ITS industry expertise, we provide video sensor systems and transportation management and traveler information systems for the ITS industry. The ITS industry is comprised of companies applying a variety of technologies to enable the safe and efficient movement of people and goods. We use our outdoor image recognition software expertise to develop proprietary algorithms for video sensor systems that improve vehicle safety and the flow of traffic. Using our knowledge of the ITS industry, we design and implement transportation management systems that help public agencies reduce traffic congestion and provide greater access to traveler information.

        Our proprietary image recognition systems include AutoVue and Vantage. AutoVue is a small windshield mounted sensor that uses proprietary software to detect and warn drivers of unintended lane departures. Iteris has approximately 6,000 production AutoVue units that are in use on truck platforms in the European market and are offered as an option on certain Actros trucks, which are part of the Daimler group. We believe that AutoVue is a broad sensor platform that, through additional software development, may be expanded to incorporate additional safety and convenience features. Vantage is a video vehicle sensing system that detects the presence of vehicles at signalized intersections enabling a more efficient allocation of green signal time.

        Our transportation management systems includes the design, development and implementation of our software-based systems that integrate sensors, video surveillance, computers and advanced communications equipment to enable public agencies to monitor, control and direct traffic flow, assist in the quick dispatch of emergency crews and distribute real-time information about traffic conditions. Our services include planning and other engineering for the implementation of transportation related communications systems, analysis and study related to goods movement and commercial vehicle operations, and parking systems designs.

Sales, Marketing and Principal Customers

        We sell our Vantage vehicle detection systems primarily through indirect sales channels comprised of independent dealers in the United States and Canada who sell integrated systems and related products to the traffic intersection market. Our independent dealers are primarily responsible for sales, installation and support of Vantage systems. These dealers maintain an inventory of demonstration traffic products including the Vantage vehicle detection systems and sell directly to government agencies and installation contractors. These dealers often have long-term arrangements with the government agencies in their territory for the supply of various products for the construction and renovation of traffic intersections. We hold technical training classes for dealers and maintain a full-time staff of customer support technicians to provide technical assistance when needed.

        Our marketing strategy for AutoVue is to establish it as the leading platform for in vehicle video sensing for trucks and passenger cars. We sell AutoVue directly to vehicle manufacturers and major automotive suppliers. We also market to the manufacturers of automobiles through a strategic relationship with Valeo Group, an independent automotive supplier.

        We market and sell our transportation management systems and services directly to government agencies pursuant to negotiated contracts that involve competitive bidding and specific qualification requirements. Most of our contracts with federal, state and municipal customers provide for cancellation or renegotiation at the option of the customer upon reasonable notice and fees paid for modification. We use selected members of our engineering team divided on a regional basis to serve in sales and business development functions. We do not engage in international ITS sales. Sales of our systems contracts generally involve long lead times and require extensive specification development, evaluation and price negotiations. No single customer of Iteris, Inc. accounted for more than 10% of our total net sales and contract revenues.

Manufacturing and Materials

        We use local manufacturers based near our Anaheim, California facility to build subassemblies that are used in our Vantage products. These subassemblies are delivered to our Anaheim facility where they go through final assembly and testing prior to shipment to our customers. Our manufacturing activities are conducted in approximately 6,000 square feet of space at our Anaheim facility. Certain of our cameras used in our products have historically been provided by a Japanese supplier who is sole sourced; however, we are currently qualifying other sources of supply. Production volume at our subcontractors is based upon quarterly forecasts that we adjust on a monthly basis to control inventory. For sales to the truck market, we subcontract the manufacture of our AutoVue systems to one manufacturer, and our internal processes are limited primarily to testing and final verification. For sales to the passenger car market, we anticipate that all manufacturing will be done by the Valeo Group. We currently do not manufacture any of the hardware used in the transportation management and traveler information systems that we design and implement. Our production facility is currently ISO 9001 certified.

Customer Support and Services

        We provide warranty service and support for each of our products and follow-up service and support, for which we charge separately. Service revenue accounted for less than 1.0% of total net sales and contract revenues for the year ended March 31, 2004 ("fiscal 2004"). We believe customer support is a key competitive factor.

Backlog

        Our backlog of unfulfilled firm orders was approximately $21.6 million as of March 31, 2004 and was approximately $24.8 million as of March 31, 2003. Approximately 63.0% of our backlog at March 31, 2003 was recognized as revenues in fiscal 2004, and approximately 60.0% of our backlog at March 31, 2004 is expected to be recognized as revenues in the fiscal year ended March 31, 2005 ("fiscal 2005"). Pursuant to the customary terms of our agreements with government contractors and other customers, customers can generally cancel or reschedule orders with little or no penalties. Lead times for the release of purchase orders depend upon the scheduling and forecasting practices of our individual customers, which also can affect the timing of the conversion of our backlog into revenues. For these reasons, among others, our backlog at a particular date may not be indicative of our future revenues.

Product Development

        Most of our development activities are conducted at our principal facilities in Anaheim, California. Our company-sponsored research and development costs and expenses were approximately $3.4 million for the fiscal year ended March 31, 2002 ("fiscal 2002"), $3.9 million for the fiscal year ended March 31, 2003 ("fiscal 2003") and $3.9 million in fiscal 2004. We expect to continue to pursue significant product development programs and incur significant research and development expenditures.

Competition

        We generally face significant competition in each of our target markets. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. We believe that

AutoVue is the only commercially-available lane departure warning system used in the U.S. and in Europe. Potential competitors of AutoVue include Delphi Automotive Systems Corporation domestically, NEC Corporation and Hitachi Ltd. in Japan and Robert Bosch Gmbh in Europe, which could be currently developing video sensor technologies for the vehicle industry that could be used for lane departure warning systems. In the market for our Vantage vehicle detection systems, we compete with manufacturers of other "above ground" video camera detection systems such as Econolite Control Products, Inc., Trafficon, N.V., Peek Traffic Systems, and other non-intrusive detection devices including microwave, infrared, ultrasonic and magnetic detectors, as well as manufacturers and installers of in-pavement inductive loop products. Our competitors for Vantage products do not disclose specific sales numbers, either because they are private companies or because they are part of larger companies. Based on our interface with them in the market, we believe that we are leading our competitors in annual sales volume for video detection products.

        The transportation management and traveler information systems market is highly fragmented and is subject to evolving national and regional quality and safety standards. Our competitors vary in number, scope and breadth of the products and services they offer. Our competitors in advanced transportation management and traveler information systems include large multi-national corporations such as Transcore, Lockheed Martin Corporation, PB Farradyne Inc., Kimley-Horn and Associates, Inc. and National Engineering Technology, Inc. Iteris, Inc.'s competitors in transportation engineering, planning and design include major firms such as Parsons Brinkerhoff, Inc. and Parsons Transportation Group Inc., as well as many smaller regional engineering firms.

        In general, the markets for the products and services offered by our businesses are highly competitive and are characterized by rapidly changing technology and evolving standards. Many of our current and prospective competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, manufacturing, distribution and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging standards or technologies or to devote greater resources to the promotion and sale of their products. It is also possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We believe that our ability to compete effectively in our target markets will depend on a number of factors, including the success and timing of our new product development, the compatibility of our products with a broad range of computing systems, product quality and performance, reliability, functionality, price, and service and technical support. Our failure to provide services and develop and market products that compete successfully with those of other suppliers and consultants in our target markets would have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property and Proprietary Rights

        Our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. Our policy is to obtain appropriate proprietary rights protection for any potentially significant new technology acquired or developed by us. We currently hold six U.S. patents, which expire commencing in 2012, and have eighteen U.S. patent applications pending, mostly relating to our outdoor image processing techniques used in our AutoVue and Vantage systems. Two of our patents relate specifically to our AutoVue technology and provide a basis for enhanced functionality for rain sensing and improved performance. We believe that our other patents, while important for our technology platforms are less critical to near term product strategy. We cannot assure you that any new patents will be granted pursuant to any outstanding or subsequent applications.

        In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with our employees and consultants, and other similar measures. We do not have any material licenses or trademarks other than those relating to product names. We cannot be certain that we will be successful in protecting our proprietary rights. While we believe our patents, patent applications, software and other proprietary know-how have value, changing technology makes our future success dependent principally upon our employees' technical competence and creative skills for continuing innovation.

        Litigation has been necessary in the past and may be necessary in the future to enforce our proprietary rights, to determine the validity and scope of the proprietary rights of others, or to defend us against claims of infringement or invalidity by others. An adverse outcome in such litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease marketing or using certain products, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, as well as from the diversion of management's resources, regardless of whether the claim is valid, could be significant and could have a material adverse effect on our business, financial condition and results of operations.

Employees

        We refer to our employees as associates. As of June 3, 2004, we employed an aggregate of 204 associates, including 50 associates in general management, administration and finance; 20 associates in sales and marketing; 104 associates in product development; 21 associates in operations, manufacturing and quality; and nine associates in customer service. None of our associates are represented by a labor union, and we have never experienced a work stoppage.

Government Regulation

        Our manufacturing operations are subject to various federal, state and local laws and regulations, including those restricting the discharge of materials into the environment. We are not involved in any pending or, to our knowledge, threatened governmental proceedings, which would require curtailment of our operations because of such laws and regulations. We continue to expend funds in connection with our compliance with applicable environmental regulations. These expenditures have not, however, been significant in the past, and we do not expect any significant expenditure in the near future. Currently, compliance with foreign laws has not had a material impact on our business and is not expected to have a material impact in the near future.

Properties

        Our headquarters and principal operations consist of 86,000 square feet of space located at 1515 South Manchester Boulevard in Anaheim, California. The Anaheim facility is leased by us under three separate agreements and houses our administrative offices (approximately 15,000 dedicated square feet), the operations of our former subsidiary, MAXxess Systems, Inc. (approximately 10,000 dedicated square feet), as well as the operations of Iteris, Inc. (approximately 58,000 dedicated square feet). Two of the three Anaheim leases representing 80,000 of the 86,000 square feet commenced on July 1, 2003 and have four year terms at a monthly lease rate of $56,908 for 65,000 square feet and $13,133 per month for 15,000 square feet. Approximately 10,000 square feet is sub-leased to MAXxess at a rate of $10,000 per month. On March 1, 2004, Iteris, Inc. entered into a third lease in Anaheim for 6,000 additional square feet at a rate of $3,300 per month. All three Anaheim leases expire on October 31, 2007.

        We currently operate a single shift in each of our manufacturing and assembly facilities, and we believe that our facilities are adequate for our needs for at least the next twelve months.

Legal Proceedings

        From time to time, we have been involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding all directors and executive officers of Iteris Holdings as of March 31, 2004.

Name	Age	Position
Gregory A. Miner(3)	49	Chief Executive Officer, Chief Financial Officer, Director and Assistant Secretary of Iteris Holdings
Chairman of the Board and Assistant Secretary of Iteris, Inc.
		Director, Chief Financial Officer and Secretary of Meyer, Mohaddes Associates, Inc.
John E. Johnson	56	Vice President of Iteris Holdings Director, President and Chief Executive Officer of Iteris, Inc. Director of Meyer, Mohaddes Associates
Joel Slutzky(3)(4)	64	Chairman of the Board of Iteris Holdings Director of Meyer, Mohaddes Associates, Inc.
Kevin C. Daly, Ph.D.(2)(3)	59	Director of Iteris Holdings
Crandall L. Gudmundson	73	Director of Iteris Holdings
Jerry F. Muench	69	Director and Assistant Secretary of Iteris Holdings
John W. Seazholtz(1)(2)	66	Director of Iteris Holdings
Thomas L. Thomas(1)(2)(4)	55	Director of Iteris Holdings
Paul E. Wright(1)(3)(4)	72	Director of Iteris Holdings and Director of Iteris, Inc.

(1)
Member of the Audit Committee.

(2)
Member of the Compensation and Stock Option Committee.

(3)
Member of the Finance Committee.

(4)
Member of the Nominating Committee.

        Gregory A. Miner has served as the Chief Executive Officer of Iteris Holdings since February 2002, as a director since 1998, as a Vice President and Chief Financial Officer since he joined Iteris Holdings in January 1994, and as the Assistant Secretary since May 2003. Since December 2003, Mr. Miner has also served as the Chairman of the Board of Iteris, Inc. From 1998 to 2002, Mr. Miner also served as Iteris Holdings' Chief Operating Officer. Mr. Miner served as the Vice President and Chief Financial Officer of ATL Products, Inc., a former subsidiary of Iteris Holdings, from 1994 to 1998. Mr. Miner has also served in various capacities for the other subsidiaries of Iteris Holdings from time to time. From December 1984 until joining Iteris Holdings, Mr. Miner served as the Vice President, Chief Financial Officer and a Director of Laser Precision Corporation, a manufacturer of telecommunications test equipment. From 1979 to 1984, Mr. Miner was employed by Deloitte Haskins and Sells (now known as Deloitte & Touche LLP) in various capacities, the most recent of which was Audit Manager.

        John E. Johnson has served as a Vice President of Iteris Holdings since 1986 and has served as the President, Chief Executive Officer and a director of Iteris, Inc. since December 1999. Prior to that, he served as the General Manager of the Odetics ITS division (now Iteris, Inc.) from 1996 to 1998, prior to its incorporation. From 1990 to 1996, Mr. Johnson served as the General Manager of the Iteris Holdings Customer Service division. Mr. Johnson served in various other capacities with Iteris Holdings since joining Iteris Holdings in 1974, including the Vice President and General Manager of the Omutec division from 1986 to 1990, the Director of Contracts for the Space division of Iteris Holdings from 1980 to 1986, the Controller of Infodetics, a former subsidiary of Iteris Holdings, from 1975 to 1980 and the Controller of Iteris Holdings from 1974 to 1975. Prior to joining Iteris Holdings, Mr. Johnson served as a certified public accountant with Peat Marwick.

        Joel Slutzky has served as the Chairman of the Board of Directors since he co-founded Iteris Holdings in 1969. Mr. Slutzky served as the Chief Executive Officer of Iteris Holdings from 1975 to February 2002 and as the Chairman of the Board of Iteris, Inc. until December 2003. Mr. Slutzky also served on the Board of ATL Products, Inc. and in various capacities for other subsidiaries of Iteris Holdings from time to time. Mr. Slutzky currently serves on the Board of Directors for of the American Electronics Association, KOCE, Future Scientists and Engineers of America, and the Orange County Business Council Workforce Task Group. Mr. Slutzky is also the Chairman of Project Tomorrow, an organization focused on improving Kindergarten through 12th grade science education in Orange County, California.

        Kevin C. Daly, Ph.D. has served as a director of Iteris Holdings since 1993. Since July 2002, Dr. Daly has been the Chief Executive Officer of Avamar Technologies, Inc., a provider of high availability storage software solutions. Dr. Daly was previously Chief Technical Officer of Quantum Corporation's Storage Solutions Group from October 2001 to July 2002 and, prior to that, he was Chief Executive Officer of ATL Products, Inc. from its foundation in 1993 until 2001. Dr. Daly also served as Chief Technical Officer of Iteris Holdings from 1985 until ATL's separation from Iteris Holdings in an initial public offering in 1997. Prior to Iteris Holdings, Dr. Daly was Director of the Control and Dynamics Division of the Charles Stark Draper Laboratory at MIT from 1974 through 1985. Dr. Daly is also a member of the Board of Directors of Danka Business Systems PLC.

        Crandall L. Gudmundson is a co-founder of Iteris Holdings and served as its President from 1975 until his retirement in 1998. Mr. Gudmundson has served as a director of Iteris Holdings since 1979 and served as a director of ATL Products, Inc. from 1993 to 1998. Prior to co-founding Iteris Holdings, Mr. Gudmundson was the lead project engineer for Leach Corporation.

        Jerry F. Muench is a co-founder of Iteris Holdings and has served as a director since 1969. From 1969 to 2002, Mr. Muench served as also the Secretary of Iteris Holdings. Mr. Muench served as the Vice President, Marketing of Iteris Holdings from 1975 until his retirement in December 1997. Prior to co-founding Iteris Holdings, Mr. Muench was the manager of applications engineering at Leach Corporation.

        John W. Seazholtz has served as a director of Iteris Holdings since May 1998. He also served as a director of Mariner Networks, Inc., a subsidiary of Iteris Holdings that has been discontinued, from March 2000 to September 2001. From May 1998 to April 2000, Mr. Seazholtz served as the President and Chief Executive Officer of Telesoft America, Inc. He retired in April 1998 as the Chief Technology Officer of Bell Atlantic after 36 years of service with that company and its predecessor. Mr. Seazholtz was a senior officer of Bell Atlantic since 1986, serving in various positions, including the positions of Vice President, Operations and Engineering, Vice President, Marketing, Vice President of New Services, and Vice President, Technology and Information Systems. Mr. Seazholtz currently serves as the Chairman of the Board of Westell Technologies, Inc. and is a member of the Board of Directors of Advanced Switching Communications, Inc.

        Thomas L. Thomas has served as a director of Iteris Holdings since May 1999. From January 2000 to September 2001, he also served as the Chairman of the Board of Mariner Networks, Inc. Mr. Thomas is the Chairman of the Board, President and Chief Executive Officer of HAHT Commerce, a provider of software applications that enable companies to use the Internet to conduct business. A veteran Silicon Valley executive, Mr. Thomas was previously the President and Chief Executive Officer of Ajuba Solutions, a provider of B2B integration solution software, which was sold to Interwoven in October 2000. From April 1999 until January 2000, he served as the President, Chief Executive Officer and Chairman of the Board of Vantive Corporation, a customer relationship management software vendor which was acquired by Peoplesoft in January 2000. Prior to that, from September 1995 to April 1999, Mr. Thomas served as the Senior Vice President of e-Business and Information Services and Chief Information Officer at 3Com Corporation. From 1993 to 1995, Mr. Thomas served as a Vice President and the Chief Information Officer of Dell Computer Corporation. From 1987 to 1993, he served as the Vice President of Management Information Systems at Kraft General Foods, and at Sara Lee Corporation from 1981 to 1987. Mr. Thomas also serves on the Board of Directors of iManage, Inc.

        Paul E. Wright has served as a director of Iteris Holdings since June 1993 and as a director of Iteris, Inc. since January 1999. Mr. Wright is the President of Wright Associates—Engineering and Business Consultants, a company he formed in 1997. From 1988 until his retirement in 1997, Mr. Wright served as the Chairman of Chrysler Technologies Corp., the aerospace and defense electronics subsidiary of Chrysler Corporation. From 1986 to 1988, Mr. Wright served as the President and Chief Operating Officer of Fairchild Industries, Inc. Prior to joining Fairchild, he was employed for 28 years by RCA Corporation, where he last served as the Senior Vice President, responsible for planning RCA's merger into General Electric Corporation.

        Officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning the compensation earned by the Chief Executive Officer and each of the four other most highly compensated executive officers of Iteris Holdings whose total cash salary and bonus during the fiscal year ended March 31, 2004 exceeded $100,000 (collectively, the "Named Executive Officers") for each of the three fiscal years ended March 31, 2002, 2003 and 2004. No other executive officers who would have otherwise been includable in such table on the basis of salary earned for the fiscal year ended March 31, 2004 has been excluded by reason of his or her termination of employment or change in executive status during that year. Other than the bonus paid to Mr. Johnson for the fiscal year ended March 31, 2002, no bonuses were paid to the Named Executive Officers during the fiscal years ended March 31, 2002, 2003 and 2004.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
				Awards
		Annual Compensation
					Securities Underlying Options (#)(2)
Name and Principal Positions with Iteris Holdings	Fiscal Year	Salary ($)(1)	Bonus ($)	Restricted Stock ($)			All Other Compensation ($)(3)
Gregory A. Miner Chief Executive Officer, Chief Financial Officer and Director	2004 2003 2002	261,602 284,169 217,200	— — —	65,000 — —	200,000 310,000 —	(4)	7,848 5,671 4,830
John E. Johnson(5) Vice President	2004 2003 2002	225,373 202,086 185,958	— — 21,000	— — —	— 12,000 —	(6)	6,761 4,263 4,164
Hugo Fruehauf(7) Vice President	2004 2003 2002	26,157 158,004 172,206	— — —	— — —	— 12,000 —	(6)	785 4,741 5,100
Gary Smith(8) Vice President, Controller and Secretary	2004 2003 2002	98,947 108,199 115,235	— — —	— — —	— 45,000 —	(6)	1,973 3,056 2,881

(1)
Represents all amounts earned from Iteris Holdings and its subsidiaries during the fiscal years shown, including amounts deferred under the Executive Deferral Plan and the Iteris Holdings 401(k) and Stock Ownership Plan.

(2)
Consists of options granted pursuant to Iteris Holdings' 1994 Long-Term Equity Incentive Plan and 1997 Stock Incentive Plan entitling the holder to purchase shares of Class A common stock of Iteris Holdings.

(3)
Consists solely of the matching contribution of Iteris Holdings to the respective accounts of the Named Executive Officers under the Iteris Holdings 401(k) and Stock Ownership Plan.

(4)
Includes 110,000 shares underlying the regrant option issued in May 2002 to replace options cancelled in November 2001. See "2001 Option Exchange Program."

(5)
Does not include an option granted to Mr. Johnson to purchase up to 40,000 shares of common stock of Iteris, Inc. in the year ended March 31, 2002. Mr. Johnson is also the Chief Executive Officer of Iteris, Inc.

(6)
Consists of shares underlying regrant options issued in May 2002 to replace options cancelled in November 2001. See "2001 Option Exchange Program."

(7)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(8)
Mr. Smith resigned from his positions with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

Option Grants in Last Fiscal Year

        The following table provides information regarding option grants made to our Named Executive Officers during the fiscal year ended March 31, 2004. No stock appreciation rights were granted to any of the Named Executive Officers during such fiscal year.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)
		Percent of Total Options Granted to Employees in Fiscal 2003
Name			Exercise Price Per Share(2)	Expiration Date
					5%	10%
Greg Miner	200,000	100%	$0.65	08/06/13	$81,756.30	$207,186.52
John E. Johnson	—	—	—	—	—	—
Hugo Fruehauf(4)	—	—	—	—	—	—
Gary Smith(5)	—	—	—	—	—	—

(1)
Mr. Miner's option was granted pursuant to Iteris Holdings' 1997 Stock Incentive Plan (the "1997 Plan") and entitles him to purchase shares of Class A common stock of Iteris Holdings. The option has a maximum term of ten years, subject to earlier termination in the event of the optionee's termination of employment with Iteris Holdings or its subsidiaries. The option vests in equal monthly installments, subject to acceleration of vesting (a) in the event of the merger, consolidation or reorganization of Iteris Holdings if such option is not assumed or other wise continued in effect in such transaction or (b) in the case of a merger or consolidation with Iteris, Inc., if Mr. Miner is not offered the position of CEO in the consolidated company. In addition, the Compensation and Stock Option Committee has the authority to provide for the accelerated vesting of the option whether or not the option is assumed or other wise continued in effect or upon the termination of the optionee's employment following such transaction.

(2)
Iteris Holdings may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the applicable federal and state withholding taxes to which the optionee becomes subject in connection with such exercise.

(3)
The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent management's estimate or projection of future trading prices of the Class A common stock. Unless the market price of the Class A common stock does in fact appreciate over the option term, no value will be realized from the option grants. Actual gains, if any, are dependent upon numerous factors, including, without limitation, the future performance of Iteris Holdings and its business units, overall business and market conditions, and the option holder's continued employment with Iteris Holdings throughout the entire vesting period and option term, which factors are not reflected in this table.

(4)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(5)
Mr. Smith resigned from his positions with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

Aggregated Option Exercises and Fiscal Year End Values

        The following table provides information with respect to the Named Executive Officers concerning the unexercised options held by them at of the end of the fiscal year ended March 31, 2004 None of the Named Officers exercised any options or stock appreciation rights during the fiscal year ended March 31, 2004 and no stock appreciation rights were held by the Named Executive Officers at the end of such fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)(1)
			Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory A. Miner Chief Executive Officer, Chief Financial Officer and Director	177,000	333,000	460,200	1,015,800
John E. Johnson Vice President	12,000	—	31,200	—
Hugo Fruehauf(2) Vice President	—	—	—	—
Gary Smith(3) Vice President, Controller and Secretary	45,000	—	117,000	—

(1)
Includes both in-the-money and out-of-the money options.

(2)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(3)
Mr. Smith resigned from his positions with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

2001 Option Exchange Program

        In November 2001, Iteris Holdings implemented an option exchange program to address the substantial loss in value of the outstanding stock options held by Iteris Holdings' executive officers and the increasing inability of those options to serve as a meaningful incentive for optionees to remain employed with Iteris Holdings. Under the program, each executive officer who held outstanding stock options with an exercise price of $4.00 or more per share under the 1997 Plan or the 1994 Long-Term Equity Plan (the "1994 Plan"), was given the opportunity to exchange that option for a new option under the 1997 Plan for the same number of shares that would be granted at least six months and one day after the completion of the option exchange program.

        On November 16, 2001, Iteris Holdings accepted for exchange and cancellation options to purchase an aggregate of 349,000 shares of Iteris Holdings' Class A common stock representing 100% of the options eligible to be tendered under the option exchange program. On May 20, 2002, Iteris Holdings granted new options to purchase an aggregate of 349,000 shares of Class A common stock under the 1997 Plan to replace the eligible options that had been tendered and cancelled under the program.

        In general, the exercise price per share for the new options was $1.40, the last reported sales price of the Class A common stock on the grant date. In the case of Joel Slutzky, who was a holder of 10% or more of the common stock at that time, the exercise price per share for the new options was $1.54 or 110% of the last reported trading price of the Class A common stock on the grant date.

        Each new option issued in exchange for a cancelled option will continue to vest and become exercisable for the option shares in accordance with the same vesting schedule in effect for the cancelled option.

Equity Compensation Plans

        As of March 31, 2004, Iteris Holdings had only one plan, the 1997 Stock Incentive Plan, pursuant to which equity securities of Iteris Holdings are authorized for issuance. The following table sets forth certain information regarding this plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available under Equity Compensation Plans (excluding some securities reflected in first column)
Equity Compensation Plans Approved by Security Holders
1997 Stock Incentive Plan	1,132,101	$2.98	518,499
Equity Compensation Plans Not Approved by Security Holders
None
Total	1,132,101	$2.98	518,499

Benefit Plans

        Iteris Holdings maintains a 401(k) and Stock Ownership Plan (the "Stock Ownership Plan") which qualifies for favorable tax treatment under Section 401(a) of the Internal Revenue Code. The Stock Ownership Plan is the result of the merger of the Odetics, Inc. Profit Sharing and 401(k) Plan and the Odetics Associates Stock Ownership Plan.

        Employees become eligible to make pre-tax contributions to the Stock Ownership Plan pursuant to Internal Revenue Code Section 401(k) as of the January 1, April 1, July 1 or October 1 coincident with or next following the date on which they are hired. Participants may contribute an amount not in excess of $11,000 for calendar year 2003. Employees become eligible to receive an allocation of employer contributions to the Stock Ownership Plan as of the January 1, April 1, July 1 or October 1 coincident with or next following the date on which they have completed six months of service with Iteris Holdings. These contributions may be made in the form of cash or Iteris Holdings stock. No contributions were made by Iteris Holdings to the Stock Ownership Plan for the fiscal years ended March 31, 2000, 2001 and 2003.

        Contributions that are made to the Stock Ownership Plan are allocated to the separate accounts of participants and are held in a trust. Participant accounts are credited with investment gains and charged with investment losses. Participant contributions are always fully vested at all times, and the Iteris Holdings contributions on behalf of participants vest at the rate of 33 1/3 percent per year of service. Following termination of employment, the vested portion of the participant's account balance is distributed in a lump sum payment.

        Iteris Holdings also maintains an Executive Deferral Plan which allows designated executives to defer the receipt of some of their current compensation until a future year. These executives may elect to defer the receipt of up to 75% of their annual compensation, but in no event may they elect to defer less than $5,000. Benefits are generally fully vested at all times, and are payable following termination of employment in the manner elected by the executive. The Executive Deferral Plan does not qualify for favorable income tax treatment under Section 401(a) of the Internal Revenue Code.

Employment Contracts, Termination of Employment Agreements and Change of Control Arrangements

        Iteris Holdings does not currently have any employment contracts in effect with any of its Named Executive Officers other than the change in control agreement with Gregory A. Miner and Jack Johnson as described in "Certain Transactions" below. Iteris Holdings provides incentives such as salary, benefits and option grants to attract and retain executive officers and other key associates. The Compensation and Stock Option Committee, as Plan Administrator of the 1997 Plan, has the authority to provide for the accelerated vesting of outstanding options held by an individual, in connection with the termination of such individual's employment following an acquisition in which these options are assumed or the repurchase rights with respect to the unvested shares are assigned or upon certain hostile changes in control of Iteris Holdings. Other than such accelerated vesting and the agreements described below in "Certain Transactions," there is no agreement or policy which would entitle any executive officer to severance payments or any other compensation as a result of such officer's termination.

Compensation of Directors

        Directors who are not employees of Iteris Holdings or one of its subsidiaries receive an annual fee of $12,000 per year, paid quarterly, in addition to $1,500 for each Board meeting attended in person and $250 for each telephone conference Board meeting. All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

        Non-employee directors are also eligible to receive periodic option grants pursuant to the Automatic Option Grant Program under Iteris Holdings' 1997 Stock Incentive Plan. Under this plan, each non-employee director receives an option to purchase 20,000 shares of Class A common stock upon his initial appointment to the Board of Directors and an additional option to purchase 5,000 shares of Class A common stock on the date of each annual meeting after his appointment. Each option granted to non-employee directors under the Automatic Option Grant Program will have an exercise price equal to the fair market value of the Class A common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service as a Board member.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Stock Option Committee of Iteris Holdings' Board of Directors during the fiscal year ended March 31, 2004 were Messrs. Daly, Seazholtz and Thomas. None of these individuals was an officer or employee of Iteris Holdings or its subsidiaries at any time during the fiscal year ended March 31, 2004.

        No executive officer of Iteris Holdings has served on the Board of Directors or on the compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of the Board of Directors or on the Compensation and Stock Option Committee of Iteris Holdings.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of July 1, 2004, the number and percentage ownership of the Class A common stock and Class B common stock of Iteris Holdings by (i) all persons known to Iteris Holdings to beneficially own more than 5% of either class of outstanding common stock (based upon reports filed by such persons with the SEC), (ii) each of the Named Executive Officers in the Summary Compensation Table which appears elsewhere herein, (iii) each director of Iteris Holdings, and (iv) all executive officers and directors of Iteris Holdings as a group. To the knowledge of Iteris Holdings, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class(2)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class(2)	Total Percent of Voting Power(2)
Austin W. Marxe and David M. Greenhouse	4,930,253	(4)	19.0%	—		—	14.0%
Bryant R. Riley	3,617,509	(5)	13.9	—		—	10.3
Potomac Capital	1,287,937	(6)	5.1	—		—	3.7
DaimlerChrysler Ventures GmbH	1,219,445		4.9	—		—	3.6
Gerald A. Weber	414,841	(7)	1.7	187,885		20.4%	6.7
Gregory A. Miner	758,036	(8)	3.0	—		—	2.3
John E. Johnson	128,978	(9)	*	—		—	*
Hugo Fruehauf	33,785	(10)	*	—		—	*
Gary W. Smith	96,454	(11)	*	295		*	*
Joel Slutzky	1,777,508	(12)	7.1	261,666	(12)	28.4	12.9
Kevin C. Daly, Ph.D.	360,632	(13)	1.5	—		—	1.1
Crandall L. Gudmundson	126,432	(14)	*	69,743		7.6	2.4
Jerry F. Muench	122,558	(15)	*	61,537	(16)	6.7	2.4
John W. Seazholtz	75,047	(17)	*	—		—	*
Thomas L. Thomas	46,500	(18)	*	—		—	*
Paul E. Wright	79,794	(19)	*	5,000		—	*
All executive officers and directors as a group (17 persons)	4,514,539	(20)	17.7%	398,241		43.2%	24.4%

*
Represents less than 1%.

(1)
The address for Gerald A. Weber is 222 North LaSalle, Suite 899, Chicago, Illinois 60601. The address for Messrs. Marxe and Greenhouse is 153 E. 53rd St., 51st Floor, New York, New York 10022. The address for Bryant R. Riley is 11550 Santa Monica Blvd., Suite 750, Los Angeles, CA 90025. The address of all other persons named in the table is 1515 South Manchester Avenue, Anaheim, California 92802.

(2)
Based on 24,762,636 shares of the Class A common stock and 922,067 shares of Class B common stock outstanding as of July 1, 2004. Shares of each class of common stock subject to options or warrants which are exercisable within 60 days of July 1, 2004 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation. In general, each holder of shares of Class A common stock is entitled to one-tenth of one vote per share held and each holder of shares of Class B common stock is entitled to one vote per share held.

(3)
In addition to the shares held in the individual's name, this column also includes shares held for the benefit of the named person under Iteris Holdings' 401(k) and Stock Ownership Plan.

(4)
Includes 1,250,000 shares issuable upon exercise of warrants that were issued to Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P. and Special Situations Private Equity Fund, L.P. (collectively, the "Special Situations Funds"). Pursuant to a Schedule 13D/A filed on April 8, 2004 with the SEC, Messrs. Marxe and Greenhouse reported that they had shared voting power and shared dispositive power over the shares of common stock (including the 1,250,000 shares issuable upon exercise of warrants) held by the Special Situations Funds. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. ("AWM"), the general partner of Special Situations Cayman Fund, L.P. AWM is the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III, L.P. In addition, Messrs. Marxe and Greenhouse are members of MG Advisers L.L.C., the general partner of Special Situations Private Equity Fund, L.P.

(5)
Includes (i) 969,529 shares issuable upon conversion of convertible debentures held by him, his children, and SACC Partners L.P. and (ii) 221,731 shares issuable upon exercise of warrants held by him, his children, B. Riley & Co., Inc. and SACC Partners L.P. that are currently exercisable. Mr. Riley owns all of the outstanding shares of B. Riley & Co., Inc., an NASD member broker-dealer. Mr. Riley also manages and owns all of the outstanding membership interests of Riley Investment Management LLC ("RIM"), a California registered investment adviser. RIM is the investment adviser to and general partner of SACC Partners L.P., a selling stockholder in this prospectus. Mr. Riley disclaims beneficial ownerhsip of the shares held for his children's accounts.

(6)
Includes 304,708 shares issuable upon conversion of convertible debentures held by Potomac Capital Partners, LP and Potomac Capital International Ltd. and 128,021 shares issuable upon exercise of warrants held by Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP that are currently exercisable. The voting power over the shares are shared by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit. Potomac Capital Management Inc. is the Investment Manager of a managed account of Pleiades Investment Partners-R, LP. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC. Potomac Capital Management Inc. is the Investment Manager of Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Paul J. Solit is a Director of Potomac Capital International Ltd.

(7)
Other than 3,000 shares held by him as an individual, all such shares are owned beneficially of record by various trusts with respect to which Mr. Weber serves as trustee or co-trustee. Mr. Weber shares investment and voting power as to 35,333 shares of Class A common stock and 48,049 shares of Class B common stock. Mr. Weber exercises sole investment and voting power over the remaining 379,508 shares of Class A common stock and 139,836 shares of Class B common stock. The shares shown include an aggregate of 370,508 shares of Class A common stock and 139,836 shares of Class B common stock held in trust for the benefit of the children and relatives of Mr. Slutzky, as to which shares Mr. Slutzky has no investment or voting power and disclaims any beneficial ownership.

(8)
Includes (i) 13,850 shares issuable upon conversion of convertible debentures held by Mr. Miner's IRA, (ii) 19,834 shares issuable upon exercise of warrants held by Mr. Miner's IRA that are currently exercisable, (iii) 19,230 shares held by Mr. Miner's wife's IRA and (iv) 311,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within

  60 days after July 1, 2004. Also includes 72,223 unvested shares of Class A common stock held by Mr. Miner that are subject to a repurchase right by Iteris Holdings, which right lapses over time as the shares vest.

(9)
Includes (i) 27,700 shares issuable upon conversion of convertible debentures held by Mr. Johnson's IRA, (ii) 6,335 shares issuable upon exercise of warrants held by Mr. Johnson's IRA which are currently exercisable, and (iii) 12,000 shares issuable upon exercise of options held by Mr. Johnson that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(10)
Mr. Fruehauf resigned from his positions with Iteris Holdings effective as of May 9, 2003.

(11)
Includes 45,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004. Mr. Smith resigned from his positions with Iteris Holdings effective September 30, 2003.

(12)
Includes 160,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004. Excludes 370,508 shares of Class A common stock and 139,836 shares of Class B common stock held in trust for the benefit of the children and relatives of Mr. Slutzky as to which Mr. Slutzky has no investment or voting power and disclaims any beneficial ownership. See note 7.

(13)
Includes (i) 100 shares held by Dr. Daly's spouse, (ii) 329,032 shares held by a trust to which Dr. Daly serves as a trustee, and (iii) 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(14)
Includes 4,500 shares held by Mr. Gudmundson's IRA and 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(15)
Includes 31,114 shares held by Mr. Muench's spouse and 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(16)
Includes 23,235 shares held by Mr. Muench's spouse.

(17)
Includes 31,500 shares issuable upon exercise of options held by Mr. Seazholtz that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(18)
Includes 27,500 shares issuable upon exercise of options held by Mr. Thomas that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(19)
Includes 30,500 shares issuable upon exercise of options held by Mr. Wright that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(20)
Includes (i) 83,100 shares issuable upon conversion of convertible debentures, (ii) 35,670 shares issuable upon exercise of warrants that are currently exercisable, and (iii) 688,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In February 2002, Iteris Holdings obtained a $1.25 million line of credit from Technology Lending Partners, L.L.C. ("TLP"), a California limited liability company that is controlled by Joel Slutzky, Iteris Holdings' Chairman of the Board of Directors. Interest is payable on this line of credit monthly and accrues at the prime rate of interest designated by Bank of America from time to time plus 4%. In May 2003, in connection with Iteris Holdings' sale of the assets of its Zyfer, Inc. subsidiary, Iteris Holdings entered into a release of lien with TLP, pursuant to which Iteris Holdings repaid TLP $850,000 under this line of credit to obtain a release of TLP's security interest in the assets relating to the Zyfer business. As of the date of this prospectus, there are no amounts outstanding under this line of credit.

        In October 2002, Iteris Holdings entered into a Receivables Purchase Agreement with TLP, pursuant to which TLP advanced Iteris Holdings an aggregate of $923,672 against certain of Iteris Holdings' accounts receivable in exchange certain fees. As of March 31, 2003, the total fees earned by TLP in connection with this agreement were $111,248. Of the total amounts advanced, $232,347 remained outstanding and payable to TLP as of March 31, 2003. In May 2003, in connection with the Zyfer sale, Iteris Holdings entered into an agreement with TLP, pursuant to which Iteris Holdings repurchased the receivables remaining outstanding under this agreement, all of which related to the Zyfer business, for an aggregate repurchase price of $227,689. As of the date of this prospectus, there are no outstanding factored receivables between TLP and Iteris Holdings.

        In May 2003, Iteris Holdings entered into change in control agreements with each of Greg Miner, the Chief Executive Officer, the Chief Financial Officer and a director of Iteris Holdings, and John E. Johnson, a Vice President of Iteris Holdings and the President, Chief Executive Officer and a director of Iteris, Inc. In the event of an involuntary termination of the officer's employment within three months prior to or twenty-four months after a change in control, the agreement provides for a severance payment to such officer of 200% of such officer's annual base pay plus target bonus for the current fiscal year. In addition, such officer and his dependents are entitled to all insurance benefits for up to twenty-four months or until such officer obtains new employment with comparable benefits, whichever is earlier.

        In July 2003, Iteris Holdings entered into a Securities Purchase Agreement with certain purchasers, including Mr. Miner, pursuant to which Iteris Holdings sold an aggregate of 3,666,666 shares of its Class A common stock and issued warrants to purchase an aggregate of 366,666 shares of its Class A common stock to seven accredited investors, including Mr. Miner, who participated in such private financing on the same terms as the other investors. Mr. Miner purchased an aggregate of 166,667 shares of the Class A common stock of Iteris Holdings at a purchase price of $0.60 per share, the closing sales price of the Class A common stock on the OTC Bulletin Board on the date of the agreement. In addition, in accordance with the terms of the agreement, Mr. Miner received a three year warrant to purchase up to 16,667 shares of the Class A common stock at an exercise price of $1.50 per share.

        In September 2003, Iteris Holdings sold the assets of its MAXxess subsidiary to MAIJ Corporation, which is currently owned by certain members of the MAXxess management team. Wes Appleby, the President of MAXxess, owned 331/3% of the capital stock of MAIJ Corporation as of the date of the sale. The purchase price for the assets of MAXxess consisted of the assumption of $2.7 million of liabilities of Iteris Holdings and its subsidiaries.

        In May 2004, Iteris Holdings entered into a Debenture and Warrant Purchase Agreement with a group of institutional investors, which included certain of our officers, pursuant to which we sold and issued subordinated convertible debentures in the aggregate principal amount of $10.1 million and issued warrants to purchase an aggregate of 639,847 shares of our Class A common stock. The debentures are due in five years, provide for 6.0% annual interest, payable quarterly, and are convertible into our Class A common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances. From May 19, 2007 until May 18, 2008, the debentures may be redeemed by us, at our option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

        Pursuant to the Debenture Purchase Agreement, each investor also received two warrants to purchase shares of the Class A common stock. For every dollar of debenture purchased, each investor received one warrant to purchase approximately 0.03235 shares of our Class A common stock at an exercise price of $3.83 per share and a second warrant to purchase approximately 0.03100 shares of our Class A common stock at an exercise price of $4.03 per share. The exercise prices are subject to certain adjustments, including adjustments for dilutive issuances. The warrants expire on May 18, 2009.

        On June 30, 2004, Iteris Holding entered into an exchange agreement with certain of the holders of the common stock of Iteris, Inc., including certain of our officers and directors, pursuant to which such holders agreed to exchange an aggregate of 1,319,541 shares of Iteris, Inc. common stock for an aggregate of 2,639,082 shares of Iteris Holdings Class A common stock. The exchange of shares is part of a plan to merge Iteris, Inc. into Iteris Holdings, pursuant to which all of the outstanding shares of common stock of Iteris, Inc. will convert into shares of Class A common stock of Iteris Holdings. The final step in this roll-up transaction is anticipated to be completed within the next six months and is subject to the approval of the California Department of Corporations. The foregoing transactions are part of a plan of reorganization to consolidate Iteris, Inc. into and with Iteris Holdings.

SELLING STOCKHOLDERS

        The selling stockholders acquired the shares held by them and offered by this prospectus in connection with the $10.1 million convertible debenture financing completed in May 2004 and the share exchange completed in June 2004.

        In May 2004, we completed the sale and issuance of subordinated convertible debentures in the aggregate principal amount of $10.1 million, warrants to purchase an aggregate of 326,730 shares of our Class A common stock at an exercise price of $3.83 per share and warrants to purchase an aggregate of 313,117 shares of our Class A common stock at an exercise price of $4.03 per share. The warrants expire on May 18, 2009. The debentures are due in five years, provide for 6.0% annual interest, payable quarterly, and are convertible into our Class A common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances. From May 19, 2007 until May 18, 2008, the debentures may be redeemed by us, at our option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

        As commissions related to the transaction, we also issued warrants to purchase an aggregate of 34,036 shares of our Class A common stock at $3.61 per share. The warrants expire on May 18, 2009.

        On June 30, 2004, we entered into an exchange agreement with certain of the holders of the common stock of Iteris, Inc., pursuant to which such holders agreed to exchange an aggregate of 1,319,541 shares of Iteris, Inc. common stock for an aggregate of 2,639,082 shares of Iteris Holdings Class A common stock. The exchange of shares is part of a plan to merge Iteris, Inc. into Iteris Holdings, pursuant to which all of the outstanding shares of common stock of Iteris, Inc. will convert into shares of Class A common stock of Iteris Holdings. The final step in this roll-up transaction is anticipated to be completed within the next six months and is subject to the approval of the California Department of Corporations. The foregoing transactions are part of our plan of reorganization to consolidate Iteris, Inc. into and with Iteris Holdings.

        We agreed to effect a shelf registration (of which this prospectus is a part) to register all of the shares issued or issuable in connection with the May 2004 debenture financing in order to permit those selling stockholders and their transferees to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the earlier of:

            (i)  the date on which all of the shares covered by this prospectus have been sold, and

           (ii)  the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act").

The shares issued or issuable in connection with the share exchange completed in June 2004 are being registered to permit those selling stockholders and their transferees to sell these shares from time to time in the public market or in privately-negotiated transactions, such that they will enjoy the same benefits as the stockholders of Iteris, Inc. who receive shares in the final step of the roll-up after approval by the California Department of Corporations.

        This prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the Class A common stock and entitle the holder to purchase additional shares of Class A common stock under certain circumstances. See "Risk Factors—Our Stock Structure And Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us."

        The following table sets forth the number of shares of our Class A common stock beneficially owned by the selling stockholders as of July 1, 2004 based on the selling stockholders' representations regarding their ownership. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. For purposes of the table below, we assume that all shares owned by the selling stockholders which are offered by this prospectus will be sold. Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years other than as a result of the selling stockholders' beneficial ownership of our common stock.

Selling Stockholders(1)(2)	Number of Shares Beneficially Owned		Number of Shares Being Offered in Offering
Milfam I, L.P.	697,095	(3)	170,180	(4)
Milfam II, L.P.	697,095	(3)	170,180	(5)
Lloyd I. Miller Trust A-4	697,095	(3)	170,180	(6)
Lloyd I. Miller, III	697,095	(3)	170,180	(7)
Provident Premier Master Fund Ltd.	510,540	(8)	170,180	(9)
Irvin R. Kessler	510,540	(8)	340,360	(10)
Meadowbrook Opportunity Fund LLC	170,089	(11)	85,089	(11)
Potomac Capital Partners, LP(12)	1,287,937	(13)	272,288	(14)
Potomac Capital International Ltd.(12)	1,287,937	(13)	102,108	(15)
Primarius Focus	515,357	(16)	85,089	(17)
Primarius Partners	515,357	(16)	187,197	(18)
Primarius Offshore Partners	515,357	(16)	68,071	(19)
Tom Kelleher	17,017	(20)	17,017	(20)
Susan Riley	27,228	(21)	27,228	(21)
Charlie Riley	27,228	(22)	27,228	(22)
Eloise Riley	27,228	(23)	27,228	(23)
Bryant Riley(24)	3,617,509	(25)	231,444	(26)
Abigail Riley	27,228	(27)	27,228	(27)
SACC Partners, L.P.(24)	3,617,509	(25)	850,900	(28)
Bainbridge Partners, LLC	306,997	(29)	296,437	(30)
Dalart Investments, LP	390,373	(31)	330,473	(31)
Charles Schwab, Inc., Custodian for John Johnson IRA	128,978	(32)	34,035	(33)
Stephen Edwin Rowe	37,017	(34)	17,017	(35)
Charles Schwab, Inc., Custodian for Francis Memole IRA	27,517	(36)	17,017	(37)
B. Riley & Co., Inc.(24)	3,617,509	(25)	15,506	(38)
Jason Moshonas	1,136	(39)	1,136	(39)
Paul J. Donnelly	7,901	(40)	7,901	(40)
Jeremy Nowak	834	(41)	834	(41)
The Guardi Family Trust	7,901	(42)	7,901	(42)
Brian Dunderdale & Nicole Dunderdale JTTEN/ WROS	758	(43)	758	(43)
Joel and Judith Slutzky Trust DTD 08/25/94	1,777,508	(44)	661,586
Joel Slutzky IRA Charles Schwab Custodian	1,777,508	(44)	144,616
Kevin C. and Susan T. Daly TTEE U/A/D 05/04/99	360,632	(45)	329,032
Gregory A. Miner	758,036	(46)	41,188
Wachovia Securities Custodian for Greg Miner IRA# JFK R24585(47)	758,036	(46)	36,247
Wachovia Securities Custodian for Loren Miner IRA# JFK R24577-ORC(47)	758,036	(46)	19,230
Abbas Mohaddes	824,762	(48)	689,239	(49)
The Mohaddes Family Trust, dated 12/19/02	824,762	(48)	11,540
First American Trust, FSB as Trustee for the Iteris, Inc. Deferred Compensation Savings Plan No. 1033-0088-00	824,762	(48)	8,460
Richard R. Bonadio	241,210		241,210

(1)
This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)
Based on 22,123,554 shares of Class A common stock outstanding on July 1, 2004. Shares of each class of common stock subject to options or warrants which are exercisable within 60 days of July 1, 2004 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation.

(3)
Includes (i) 5,000 shares held by the Lloyd I. Miller Trust A-2; (ii) 5,000 shares held by Lloyd I. Miller Trust A-3; (iii) 725 shares held by Milfam I, L.P.; (iv) 2,650 shares held by Milfam II, L.P.; (v) 3,000 shares held by Lloyd I. Miller, III; (vi) 554,016 shares issuable upon conversion of convertible debentures held by Milfam I, L.P., Milfam II, L.P., Lloyd I. Miller Trust A-4 and Lloyd I. Miller, III; and (vii) 126,704 shares subject to warrants held by Milfam I, L.P., Milfam II, L.P., the Lloyd I. Miller Trust A-4 and Mr. Miller which are immediately exercisable. Lloyd I. Miller, III is the manager of Milfam LLC. Milfam LLC is the managing general partner of Milfam I, L.P. and Milfam II, L.P. Mr. Miller is the advisor to the trustee of the Lloyd I. Miller Trust A-2, Lloyd I. Miller Trust A-3 and Lloyd I. Miller Trust A-4.

(4)
Includes 138,504 shares issuable upon conversion of a convertible debenture in the principal amount of $500,000 and 31,676 shares subject to warrants which are immediately exercisable.

(5)
Includes 138,504 shares issuable upon conversion of a convertible debenture in the principal amount of $500,000 and 31,676 shares subject to warrants which are immediately exercisable.

(6)
Includes 138,504 shares issuable upon conversion of a convertible debenture in the principal amount of $500,000 and 31,676 shares subject to warrants which are immediately exercisable.

(7)
Includes 138,504 shares issuable upon conversion of a convertible debenture in the principal amount of $500,000 and 31,676 shares subject to warrants which are immediately exercisable.

(8)
Includes 415,512 shares issuable upon conversion of convertible debentures and 95,028 shares subject to a warrant which is immediately exercisable, all held by Provident Premier Master Fund Ltd. and Irvin R. Kessler. Irvin Kessler is the Managing Member and Chief Investment Officer for Provident Advisors LLC, the Investment Advisor to the Provident Premier Master Fund Ltd.

(9)
Includes 138,504 shares issuable upon conversion of a convertible debenture in the principal amount of $500,000 and 31,676 shares subject to warrants which are immediately exercisable.

(10)
Includes 277,008 shares issuable upon conversion of a convertible debenture in the principal amount of $1,000,000 and 63,252 shares subject to warrants which are immediately exercisable.

(11)
Includes 69,252 shares issuable upon conversion of a convertible debenture in the principal amount of $250,000 and 15,837 shares subject to warrants which are immediately exercisable.

(12)
The voting power over the shares are shared by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit. Potomac Capital Management Inc. is the Investment Manager of a managed account of Pleiades Investment Partners-R, LP. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC. Potomac Capital Management Inc. is the Investment Manager of Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Paul J. Solit is a Director of Potomac Capital International Ltd.

(13)
Includes 304,708 shares issuable upon conversion of convertible debentures held by Potomac Capital Partners, LP and Potomac Capital International Ltd. and 128,021 shares issuable upon exercise of warrants held by Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP that are currently exercisable.

(14)
Includes 221,606 shares issuable upon conversion of a convertible debenture in the principal amount of $800,000 and 50,682 shares subject to warrants which are immediately exercisable.

(15)
Includes 83,102 shares issuable upon conversion of a convertible debenture in the principal amount of $300,000 and 19,006 shares subject to warrants which are immediately exercisable.

(16)
Includes (i) 277,007 shares issuable upon conversion of convertible debentures held by Primarius Focus, Primarius Partners and Primarius Offshore Partners and (ii) 63,350 shares issuable upon exercise of warrants held by such funds. Primarius Capital is the General Partner of each of Primarius Focus, Primarius Partners and Primarius Offshore Partners. Patrick Lin is the managing partner of Primarius Capital.

(17)
Includes 69,252 shares issuable upon conversion of a convertible debenture in the principal amount of $250,000 and 15,837 shares subject to warrants which are immediately exercisable.

(18)
Includes 152,354 shares issuable upon conversion of a convertible debenture in the principal amount of $550,000 and 34,843 shares subject to warrants which are immediately exercisable.

(19)
Includes 55,401shares issuable upon conversion of a convertible debenture in the principal amount of $200,000 and 12,670 shares subject to warrants which are immediately exercisable.

(20)
Includes 13,850 shares issuable upon conversion of a convertible debenture in the principal amount of $50,000 and 3,167 shares subject to warrants which are immediately exercisable.

(21)
Includes 22,160 shares issuable upon conversion of a convertible debenture in the principal amount of $80,000 and 5,068 shares subject to warrants which are immediately exercisable.

(22)
Includes 22,160 shares issuable upon conversion of a convertible debenture in the principal amount of $80,000 and 5,068 shares subject to warrants which are immediately exercisable.

(23)
Includes 22,160 shares issuable upon conversion of a convertible debenture in the principal amount of $80,000 and 5,068 shares subject to warrants which are immediately exercisable.

(24)
Bryant Riley owns all of the outstanding shares of B. Riley & Co., Inc., an NASD member broker-dealer. Mr. Riley also manages and owns all of the outstanding membership interests of Riley Investment Management LLC ("RIM"), a California registered investment adviser. RIM is the investment adviser to and general partner of SACC Partners L.P.

(25)
Includes (i) 969,529 shares issuable upon conversion of convertible debentures held by Bryant Riley, his children, and SACC Partners L.P. and (ii) 221,731 shares issuable upon exercise of warrants held by Bryant Riley, his children, B. Riley & Co., Inc. and SACC Partners L.P. that are currently exercisable. Mr. Riley disclaims beneficial ownership of the shares held for his children's accounts.

(26)
Includes 188,365 shares issuable upon conversion of a convertible debenture in the principal amount of $680,000 and 43,079 shares subject to warrants which are immediately exercisable.

(27)
Includes 22,160 shares issuable upon conversion of a convertible debenture in the principal amount of $80,000 and 5,068 shares subject to warrants which are immediately exercisable.

(28)
Includes 692,520 shares issuable upon conversion of a convertible debenture in the principal amount of $2,500,000 and 158,380 shares subject to warrants which are immediately exercisable.

(29)
Includes 41,551 shares issuable upon conversion of a convertible debenture in the principal amount of $150,000 and 9,502 shares subject to a warrant which is immediately exercisable. Also includes 9,260 shares held in Edward Victor's IRA and 1,300 shares held by the Victor Family Foundation for which Mr. Victor serves as the trustee. Edward Victor is the manager of Bainbridge Partners, LLC.

(30)
Includes 41,551 shares issuable upon conversion of a convertible debenture in the principal amount of $150,000 and 9,502 shares subject to warrants which are immediately exercisable.

(31)
Includes 69,252 shares issuable upon conversion of a convertible debenture in the principal amount of $250,000 and 15,837 shares subject to warrants which are immediately exercisable.

(32)
The shares are beneficially owned by John Johnson, a Vice President of Iteris Holdings and the Chief Executive Officer of Iteris, Inc. Includes (i) 27,700 shares issuable upon conversion of convertible debentures held by Mr. Johnson's IRA, (ii) 6,335 shares issuable upon exercise of warrants held by Mr. Johnson's IRA which are currently exercisable, and (iii) 12,000 shares issuable upon exercise of options held by Mr. Johnson that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(33)
Includes 27,700 shares issuable upon conversion of a convertible debenture in the principal amount of $100,000 and 6,335 shares subject to warrants which are immediately exercisable.

(34)
Mr. Rowe is a Vice President of Iteris, Inc. Includes 20,000 shares issuable upon exercise of options that are currently exercisable.

(35)
Includes 13,850 shares issuable upon conversion of a convertible debenture in the principal amount of $50,000 and 3,167 shares subject to warrants which are immediately exercisable.

(36)
The shares are beneficially owned by Francis Memole, a Vice President of Iteris, Inc. Includes (i) 8,000 shares held by Mr. Memole's IRA, (ii) 13,850 shares issuable upon conversion of a convertible debenture and (iii) 3,167 shares issuable upon exercise of warrants that are currently exercisable.

(37)
Includes 13,850 shares issuable upon conversion of a convertible debenture in the principal amount of $50,000 and 3,167 shares subject to warrants which are immediately exercisable.

(38)
Consists of 15,506 shares subject to a warrant which is immediately exercisable.

(39)
Consists of 1,136 shares subject to a warrant which is immediately exercisable.

(40)
Consists of 7,901 shares subject to a warrant which is immediately exercisable.

(41)
Consists of 834 shares subject to a warrant which is immediately exercisable.

(42)
Consists of 7,901 shares subject to a warrant which is immediately exercisable.

(43)
Consists of 758 shares subject to a warrant which is immediately exercisable.

(44)
The shares are beneficially owned by Joel Slutzky, the Chairman of the Board of Iteris Holdings. Includes 160,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004. Excludes 370,508 shares of Class A common stock and 139,836 shares of Class B common stock held in trust for the benefit of the children and relatives of Mr. Slutzky as to which Mr. Slutzky has no investment or voting power and disclaims any beneficial ownership.

(45)
The shares are beneficially owned by Kevin Daly, a director of Iteris Holdings. Includes (i) 100 shares held by Dr. Daly's spouse, (ii) 329,032 shares held by a trust to which Dr. Daly serves as a trustee, and (iii) 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004.

(46)
Includes (i) 13,850 shares issuable upon conversion of convertible debentures held by Mr. Miner's IRA, (ii) 19,834 shares issuable upon exercise of warrants held by Mr. Miner's IRA that are currently exercisable, (iii) 19,230 shares held by Mr. Miner's wife's IRA and (iv) 311,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 1, 2004. Also includes 72,223 unvested shares of Class A common stock held by Mr. Miner that are subject to a repurchase right by Iteris Holdings, which right lapses over time as the shares vest.

(47)
The shares are beneficially owned by Greg Miner, the Chief Executive Officer, Chief Financial Officer and a director of Iteris Holdings.

(48)
The shares are beneficially owned by Abbas Mohaddes, an Assistant Secretary of Iteris Holdings and an Executive Vice President of Iteris, Inc. Includes (i) 13,850 shares issuable upon conversion of convertible debentures and (ii) 3,167 shares issuable upon exercise of warrants that are currently exercisable.

(49)
Includes 3,167 shares subject to a warrant which is immediately exercisable.

PLAN OF DISTRIBUTION

        We are registering the shares of Class A common stock covered by this prospectus on behalf of the selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholders or their transferees. If the warrants were exercised in full, we would receive net proceeds of $ $2,647,842, which would be used for general corporate purposes.

        The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholders will act independently of Iteris Holdings in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through the settlement of short sales;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  he name of each such selling stockholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary and does not purport to be complete. It is qualified in its entirety by our certificate of incorporation and bylaws, which are exhibits to our registration statement on Form S-1, of which this prospectus is a part, and which are incorporated by reference into this prospectus.

        Our authorized capital stock consists of 50,000,000 shares of Class A common stock having a par value of $0.10 per share, 2,600,000 shares of Class B common stock having a par value of $0.10 per share and 2,000,000 shares of preferred stock having a par value of $1.00 per share. As of July 1, 2004, there were outstanding 24,762,636 shares of Class A common stock held by 513 stockholders of record, 922,067 shares of Class B common stock held by 94 stockholders of record and no shares of preferred stock.

Common Stock

        We have two classes of common stock outstanding—the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting and conversion rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held. In addition, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder of such Class B common stock.

        Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders do not have preemptive or redemption rights. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our common stock and preferred stock we may issue in the future.

Preferred Stock

        Our certificate of incorporation provides for the issuance of up to 2,000,000 shares of preferred stock. As of the date of this prospectus, there are no outstanding shares of preferred stock, and we do not have any current plans to issue any shares of preferred stock. Our board of directors is authorized to issue from time to time such authorized but unissued shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend, conversion, voting, redemption and liquidation rights. In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. See "Anti-Takeover Provisions" below.

Warrants and Options

        As of July 1, 2004, we had outstanding warrants to purchase 2,904,666 shares of our common stock at a weighted average exercise price of $2.52 per share. All of the warrants are presently exercisable.

        In addition, we have reserved an aggregate of 1,597,000 shares of our common stock for issuance under our 1997 Stock Incentive Plan. As of July 1, 2004, we have outstanding options to purchase 1,132,101 shares of our common stock at a weighted average exercise price of $2.98 per share, of which 777,934 are vested and presently exercisable. 518,499 shares remain available for grant under this plan.

Anti-Takeover Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

        Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. As of the date of the prospectus, our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

        Furthermore, in March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

        In May 2004, we amended the stockholder rights plan to, among other things, substitute U.S. Stock Transfer Corporation as rights agent in place of BankBoston, N.A., eliminate those provisions that require that certain actions may only be taken by "Continuing Directors," provide that the investors in the May 2004 debenture financing shall not be deemed to be "Acquiring Persons" under the stockholder rights plan, and update certain other provisions of the stockholder rights plan. We have elected to eliminate those provisions relating to "Continuing Directors," also known as "dead-hand" provisions, because of the uncertain validity of such provisions under current Delaware law.

Transfer agent and registrar

        U.S. Stock Transfer Corporation is the transfer agent and registrar for our Class A common stock and Class B common stock.

Listing

        Our Class A common stock and Class B common stock are quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively.

LEGAL MATTERS

        The legality of the shares offered hereby will be passed upon for us by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at March 31, 2004 and 2003, and for each of the three years in the period ended March 31, 2004, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for the common stock sold in this offering. This prospectus is part of that registration statement. In accordance with the SEC rules, this prospectus does not contain all of the information set forth in such registration statement and the accompanying exhibits and schedules. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the shares being sold in this offering. Copies of the registration statement and its exhibits are on file at the offices of the SEC and on its worldwide website.

        You may read and obtain a copy of the registration statement, including the attached exhibits, and any report, statement or other information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial retrieval services and at the SEC's web site at http://www.sec.gov.

Iteris Holdings, Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
Iteris Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Iteris Holdings, Inc. as of March 31, 2003 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iteris Holdings, Inc. at March 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2004, in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

Orange County, California
June 8, 2004

Iteris Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$437	$2,612
Trade accounts receivable, net of allowance for doubtful accounts of $156 in 2003 and $204 in 2004.	8,167	8,255
Costs and estimated earnings in excess of billings on uncompleted contracts	2,398	2,653
Notes receivable	—	125
Deferred tax assets	—	821
Inventories:
Finished goods	211	542
Work in process	393	294
Materials and supplies	3,299	2,762
Prepaid expenses and other	355	323
Assets of discontinued operations	5,237	—

Total current assets	20,497	18,387
Restricted cash	2,516	—
Property, plant and equipment:
Leasehold improvements	—	97
Equipment	7,263	7,724
Allowances for depreciation	(5,322)	(6,179)

	1,941	1,642
Goodwill	9,807	9,807
Other assets	81	215

Total assets	$34,842	$30,051

See accompanying notes.

Iteris Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31,
	2003	2004
Liabilities and stockholders' equity (deficit)
Current liabilities:
Trade accounts payable	$5,187	$3,560
Accrued payroll and related expenses	5,622	3,218
Accrued expenses	785	838
Income taxes payable	—	485
Deferred revenue	—	226
Billings in excess of costs and estimated earnings on uncompleted contracts	304	549
Advances under receivables purchase agreement with related party	235	—
Revolving line of credit with related party	—	100
Liabilities of discontinued operations	4,996	—
Current portion of long-term debt	—	42

Total current liabilities	17,129	9,018
Revolving line of credit with related party	1,250	—
Deferred gain on sale of building	6,025	1,774
Long-term debt	15	891
Minority interest	14,711	17,745
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock:
Authorized shares—2,000,000
Issued and outstanding—none	—	—
Common stock, $.10 par value:
Authorized shares—50,000,000 of Class A and 2,600,000 of Class B
Issued and outstanding shares—14,080,914 of Class A and 1,035,841 of Class B at March 31, 2003; 20,476,568 of Class A and 928,317 of Class B at March 31, 2004	1,512	2,141
Additional paid-in capital	92,819	96,989
Treasury stock—93 shares in 2003 and 2004	(1)	(1)
Notes receivable from employees	(51)	(45)
Accumulated other comprehensive income	(99)	—
Accumulated deficit	(98,468)	(98,461)

Total stockholders' equity (deficit)	(4,288)	623

Total liabilities and stockholders' equity (deficit)	$34,842	$30,051

See accompanying notes.

Iteris Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share information)

	Year Ended March 31,
	2002	2003	2004
Net sales and contract revenues:
Net sales	$17,104	$19,112	$23,470
Contract revenues	20,205	22,283	21,813

Total net sales and contract revenues	37,309	41,395	45,283
Costs and expenses:
Cost of net sales	8,401	9,366	12,758
Cost of contract revenues	12,043	15,110	14,712
Selling, general and administrative expenses	14,627	14,105	12,844
Research and development expenses	3,434	3,908	3,923
Restructuring charges	1,142	—	—

Total costs and expenses	39,647	42,489	44,237

Income (loss) from operations	(2,338)	(1,094)	1,046
Non-operating income (expense)
Other income (expense), net	(1,365)	417	1,003
Interest expense, net	(4,190)	(761)	(123)

Income (loss) before income tax	(7,893)	(1,438)	1,926
Income tax benefit (provision)	785	—	(100)

Income (loss) from continuing operations before minority interest	(7,108)	(1,438)	1,826
Minority interest in earnings of subsidiary	(1,910)	(3,818)	(3,034)

Loss from continuing operations	(9,018)	(5,256)	(1,208)
Income (loss) from discontinued operations, net of taxes of $0	(17,120)	(7,892)	1,215
Extraordinary loss from early extinguishment of debt, net of taxes of $0	(450)	—	—

Net income (loss)	$(26,588)	$(13,148)	$7

Basic earnings (loss) per share:
Continuing operations	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(1.52)	(0.55)	0.06
Extraordinary loss	(0.04)	—	—

Basic earnings (loss) per share	$(2.36)	$(0.92)	$0.00

Diluted earnings (loss) per share:
Continuing operations	$(0.80)	$(0.37)	$(0.06)
Discontinued operations	(1.52)	(0.55)	0.06
Extraordinary loss	(0.04)	—	—

Diluted earnings (loss) per share	$(2.36)	$(0.92)	$0.00

Shares used in computing basic earnings (loss) per share	11,267	14,276	19,454

Shares used in computing diluted earnings (loss) per share	11,267	14,276	19,680

See accompanying notes.

Iteris Holdings, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

(In thousands)

	Common stock
	Shares outstanding
						Notes receivable from employees	Accumulated other comprehensive income		Total Stockholders' equity (deficit)
	Class A common stock	Class B common stock	Amount	Additional paid- capital	Treasury stock			Accumulated deficit		Comprehensive income (loss)
Balance at March 31, 2001	9,469	1,036	$1,050	$78,548	$(1)	$(51)	$(436)	$(58,732)	$20,378	$(33,238)
Issuances of Iteris Holdings, Inc. Class A common stock	2,022	—	202	9,229	—	—	—	—	9,431	—
Issuance of warrants	—	—	—	1,357	—	—	—	—	1,357	—
Foreign currency translation adjustments	—	—	—	—	—	—	677	—	677	677
Net loss	—	—	—	—	—	—	—	(26,588)	(26,588)	(26,588)

Balance at March 31, 2002	11,491	1,036	1,252	89,134	(1)	(51)	241	(85,320)	5,255	$(25,911)

Issuances of Iteris Holdings, Inc. Class A common stock	2,590	—	260	3,685	—	—	—	—	3,945	—
Foreign currency translation adjustments	—	—	—	—	—	—	(340)	—	(340)	(340)
Net loss	—	—	—	—	—	—	—	(13,148)	(13,148)	(13,148)

Balance at March 31, 2003	14,081	1,036	1,512	92,819	(1)	(51)	(99)	(98,468)	(4,288)	$(13,488)

Issuances of Iteris Holdings, Inc. Class A common stock and warrants	6,288	—	629	4,170	—	—	—	—	4,799	—
Conversion of Class B common stock	108	(108)	—	—	—	—	—	—	—	—
Payments on notes receivable	—	—	—	—	—	6	—	—	6	—
Foreign currency translation adjustments	—	—	—	—	—	—	99	—	99	99
Net income	—	—	—	—	—	—	—	7	7	7

Balance at March 31, 2004	20,477	928	$2,141	$96,989	$(1)	$(45)	$—	$(98,461)	$623	$106

See accompanying notes.

Iteris Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended March 31,
	2002	2003	2004
Operating activities
Net loss from continuing operations	$(9,018)	$(5,256)	$(1,208)
Net income (loss) from discontinued operations	(17,120)	(7,892)	1,215
Extraordinary loss	(450)	—	—
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,816	816	857
Amortization of warrants	1,230	246	—
Amortization of deferred gain on sale-leaseback	—	(1,665)	(855)
Minority interest in earnings of subsidiary	1,910	3,818	3,034
Loss on sale of Iteris, Inc. common stock	1,596	310	—
Loss on disposal of assets	49	2	—
Gain on sale of product lines	(3,385)	—	—
Provision for losses on accounts receivable	102	—	—
Net assets (liabilities) of discontinued operations	17,735	(4,188)	241
Changes in operating assets and liabilities (Note 12)	(13,698)	9,020	(4,002)

Net cash used in operating activities	(18,233)	(4,789)	(718)
Investing activities
Purchases of property, plant and equipment, net	(426)	(518)	(558)
Proceeds from sale of product lines	9,884	—	—
Proceeds from sale of building	—	18,951	—
Purchase of net assets of acquired business	(200)	—	—
Other	677	(340)	99

Net cash provided by (used in) investing activities	9,935	18,093	(459)
Financing activities
Proceeds (repayments) from line of credit and long-term borrowings, net	28,720	—	(467)
Principal payments on line of credit and long-term debt	(30,929)	(16,912)	—
Proceeds from sale of subsidiary common and preferred stock	8,697	871	—
Proceeds from issuance of common stock and related warrants	—	2,766	3,813
Payments on notes receivable from employees	—	—	6

Net cash provided by (used in) financing activities	6,488	(13,275)	3,352

Increase (decrease) in cash	(1,810)	29	2,175
Cash and cash equivalents at beginning of year	2,218	408	437

Cash and cash equivalents at end of year	$408	$437	$2,612

See accompanying notes.

Iteris Holdings, Inc.

Notes to Consolidated Financial Statements

March 31, 2004

1.     Formation and Operations

        Iteris Holdings, Inc. (the "Company" or "Iteris Holdings"), formerly known as Odetics, Inc., designs, develops, markets and implements software based solutions that improve the safety and efficiency of vehicle transportation. The Company incorporates its software into sensor systems ("Sensors") that it sells to vehicle manufacturers in North America and Europe and to governmental agencies, principally in the United States. It also develops transportation management information systems ("Systems") for the intelligent transportation systems, or ITS, industry. These systems are sold to local, state and national transportation agencies in the United States. Iteris Holdings currently operates through its majority-owned subsidiary, Iteris, Inc. Iteris Holdings was incorporated in Delaware in October 1987 as Odetics, Inc. and changed its name to Iteris Holdings, Inc. in September 2003.

        The Company has incurred losses from operations during the fiscal years ended March 31, 2002 and 2003 of $2.4 million and $1.1 million, respectively, while reporting income from operations of $1.0 million for the fiscal year ended March 31, 2004. However, the Company has reported negative operating cash flows for each of the years presented. As of March 31, 2004, the Company had an accumulated deficit of $98.5 million and cash and cash equivalents on hand of $2.6 million. The Company believes that its existing cash on hand and any cash generated from operations will be sufficient to fund its working capital requirements, capital expenditures, debt and other obligations through the next 12 months. The Company may face significant risks associated with the successful execution of its business strategy and may need to raise additional capital in order to fund more rapid expansion, to expand its marketing activities, to develop new or enhance existing services or products, and to respond to competitive pressures or to acquire complementary services, businesses, or technologies. If the Company is not successful in generating sufficient cash flow from operations, it may need to raise additional capital through public or private financing, strategic relationships, or other arrangements.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S., generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in the preparation of the consolidated financial statements include the allowance for doubtful accounts, deferred tax assets, inventory and warranty reserves, costs to complete long-term contracts, contract reserves and estimates of future cash flows used to assess the recoverability of long-lived assets and goodwill.

Revenue Recognition

        Product revenues and related cost of sales are recognized upon the transfer of title, which generally occurs upon shipment or, if required, upon acceptance by the customer, provided that the Company believes collectibility of the net sales amount is probable. Accordingly, at the date revenue is recognized, the significant uncertainties concerning the sale have been resolved.

        Contract revenues are derived primarily from long-term contracts with governmental agencies. Contract revenues include costs incurred plus a portion of estimated fees or profits determined on the percentage of completion method of accounting based on the relationship of costs incurred to total estimated costs. Any anticipated losses on contracts are charged to earnings when identified. Changes in job performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to cost and revenue and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured.

        In addition to product and contract revenue, the Company derives revenue from technology access fees and the provision of specific non-recurring contract engineering services. Technology access fees are amortized to revenue over the life the related agreement and are based on contractual values. Contract engineering revenues are recognized in the period in which services are performed based on contractual billing terms. Technology access fee revenues and contract engineering revenues are included in net sales on the accompanying statement of operations.

        Revenues from follow-on service and support, for which the Company charges separately, is recorded in the period in which the services are performed.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and short-term investments with initial maturities of ninety days or less.

Concentration of Credit Risk

        The Company maintains reserves for potential credit losses, estimating the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding greater than a certain period of time. The Company has recorded reserves for receivables deemed to be at risk for collection, as well as a general reserve based on historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables deemed to be at risk for collection including the current credit-worthiness of each customer. Such losses have historically been minimal and within management's estimates. Receivables from customers are generally unsecured. At March 31, 2003 and 2004, accounts receivable from governmental agencies and prime government contractors were approximately $3.4 million and $3.5 million, respectively. No customer or government agency had a receivable balance greater than 10% of net sales or contract revenues at March 31, 2003 and 2004.

Fair Values of Financial Instruments

        Fair values of cash and cash equivalents, receivables, inventories, accounts payables and accrued expenses, approximates fair value because of the short period of time to maturity. The fair value of line of credit agreements approximate carrying value because the related rates of interest approximate current market rates.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Equipment is depreciated principally by the declining balance method over its estimated useful life ranging from four to eight years.

Long-Lived Assets

        Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes no impairment of the carrying value of its long-lived assets existed at March 31, 2004. The Company's analysis was based on an estimate of future undiscounted cash flows using forecasts contained in the Company's strategic plan. It is at least reasonably possible that the Company's estimate of future undiscounted cash flows may change during fiscal 2005. If the Company's estimate of future undiscounted cash flows should change or if the strategic plan is not achieved, future analyses may indicate insufficient future undiscounted cash flows to recover the carrying value of the Company's long-lived assets, in which case such assets would be written down to estimated fair value.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities.

        On April 1, 2002, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under Statement 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of the Company's reporting units, as defined, and the carrying value of the reporting units' net assets, including goodwill. Pursuant to Statement 142, upon adoption the Company tested its goodwill for impairment and, based upon recent sales of equity securities, determined that no impairment existed. Statement 142 requires a review for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill. The Company performs the annual impairment review as of January 1 of each year. The 2004 annual review resulted in no impairment of the carrying value of goodwill. Adjusted net income (loss) and the related earnings (loss)

per share impact of the adoption of Statement 142 is as follows (in thousands, except per share amounts):

	Year Ended March 31,
	2002	2003	2004
Reported loss from continuing operations	$(9,018)	$(5,256)	$(1,208)
Add back goodwill amortization	1,208	—	—

Adjusted net loss from continuing operations	(7,810)	(5,256)	(1,208)
Income (loss) from discontinued operations, net of income taxes	(17,120)	(7,892)	1,215
Extraordinary loss on early extinguishment of debt	(450)	—	—

Adjusted net income (loss)	$(25,380)	$(13,148)	$7

Basic earnings (loss) per share:
Reported loss from continuing operations	$(0.80)	$(0.37)	$(0.06)
Add back goodwill amortization	0.11	—	—

Adjusted net loss from continuing operations per share	(0.69)	(0.37)	(0.06)
Income (loss) from discontinued operations, net of income taxes	(1.52)	(0.55)	0.06
Extraordinary loss on early extinguishment of debt	(0.04)	—	—

Adjusted net income (loss) per share	$(2.25)	$(0.92)	$0.00

Diluted earnings (loss) per share:
Reported loss from continuing operations	$(0.80)	$(0.37)	$(0.06)
Add back goodwill amortization	0.11	—	—

Adjusted net loss from continuing operations	(0.69)	(0.37)	(0.06)
Income (loss) from discontinued operations, net of income taxes	(1.52)	(0.55)	0.06
Extraordinary loss on early extinguishment of debt	(0.04)	—	—

Adjusted net income (loss)	$(2.25)	$(0.92)	$0.00

Research and Development Expenditures

        Research and development expenditures are charged to expense in the period incurred.

Warranty

        Unless otherwise stated, the Company provides a one to two year warranty from the original invoice date on all product material and workmanship. Products sold to certain original equipment manufacturer customers sometimes carry longer warranties. Defective products will be either repaired or replaced, generally at the Company's option, upon meeting certain criteria. The Company accrues a provision for the estimated costs that may be incurred for product warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized. The accrued warranty provision is included within accrued expenses on the balance sheets.

        The activity in accrued warranty obligations is as follows (in thousands):

	March 31,
	2002	2003	2004
Balance at beginning of year	$95	$249	$256
Additions charged to cost of sales	325	323	161
Warranty claims	(171)	(316)	(225)

Balance at end of year	$249	$256	$192

Comprehensive Income

        The only component of accumulated other comprehensive income is the cumulative foreign currency translation adjustment recorded in stockholders' equity (deficit).

Income Taxes

        Deferred income tax assets and liabilities are computed for differences between financial statement and tax basis of assets and liabilities based on enacted tax laws and rates applicable to the period in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for income taxes is the taxes payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Earnings (Loss) Per Share

        The following table sets forth the computation of basic and diluted income (loss) per share (in thousands, except per share amounts):

	Year Ended March 31,
	2002	2003	2004
Numerator:
Net income (loss)	$(26,588)	$(13,148)	$7
Denominator:
Denominator for basic loss per share—weighted-average shares	11,267	14,276	19,454
Effect of dilutive securities:
Employee stock options and warrants	—	—	226

Denominator for diluted loss per share	11,267	14,276	19,680

Basic earnings (loss) per share	$(2.36)	$(0.92)	$0.00
Diluted earnings (loss) per share	$(2.36)	$(0.92)	$0.00

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock-Issued to Employees ("APB No. 25") and related interpretations, and complies with the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the amount the employee must pay to acquire the stock.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, ("SFAS 148") providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not currently plan to change its stock-based employee compensation accounting to the fair value method. The accompanying financial statements reflect all of the disclosures required by SFAS 148.

        In calculating pro forma information regarding net income (loss) and earnings (loss) per share, as required by SFAS 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following assumption:

	Years Ended March 31,
	2002	2003	2004
Dividend rate	0.0	0.0	0.0
Expected life—years	7.0	7.0	7.0
Risk-free interest rate	4.5	2.0	2.0
Volatility of common stock	0.4	0.4	0.4

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

	Year Ended March 31,
	2002	2003	2004
Net income (loss)—reported	$(26,588)	$(13,148)	$7
Employee compensation expense under fair value method	(201)	(637)	(385)

Net loss—pro forma	$(26,789)	$(13,785)	$(378)

Basic and diluted earnings (loss) per share—reported	$(2.36)	$(0.92)	$0.00

Basic and diluted loss per share—pro forma	$(2.38)	$(0.97)	$(0.02)

Shipping and Handling Costs

        Shipping and handling costs are included as cost of sales in the period during which the products ship.

Repair and Maintenance Costs

        The Company incurs repair and maintenance costs in the normal course of business. Should the activity result in a permanent improvement to one of the Company's leased facilities, the cost is capitalized as a leasehold improvement and amortized over its useful life or the remainder of the lease period, whichever is shorter. Non- permanent repair and maintenance costs are charged to expense as incurred.

Advertising Expenses

        The Company expenses advertising costs as incurred. Advertising expense totaled $71,000, $77,000 and $127,000 in the years ended March 31, 2002, 2003 and 2004, respectively.

Discontinued Operations

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). The Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operation's—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"), for the disposal of a segment of a business. Under SFAS 144, a component of a business that is held for sale is reported in discontinued operations if (i) the operations and cash flows will be, or have been, eliminated from the ongoing operations of the company and, (ii) the company will not have any significant continuing involvement in such operations. In the quarter ended September 30, 2001, the Company adopted the provisions of SFAS 144 effective April 1, 2001.

        In April 2001, the Company bifurcated its Gyyr subsidiary into the Gyyr Closed Circuit Television Products Line, which manufactured analog and digital storage systems, and the Gyyr Electronic Access Control division. In September 2001, the Company sold substantially all of the assets and certain liabilities of the Gyyr Closed Circuit Television Products line for $8.8 million. In connection with this sale, the Company changed the name of its Gyyr subsidiary to MAXxess Systems, Inc. ("MAXxess").

        In September 2001, the Company approved a plan to discontinue the operations of Mariner Networks, Inc. ("Mariner") which was part of the Company's telecom products segment. The aggregate losses recognized to write down the assets of Mariner to their fair value less cost to sell were approximately $6.7 million. In addition, the Company accrued $1.7 million for severance and other direct costs to exit the operation. As of March 2004, the Company was in the process of settling certain employee obligations related to the discontinuance of Mariner operations in France. The Company's estimated ultimate liability of $100,000 is included in accrued expenses on the March 31, 2004 balance sheet.

        In March 2003, the Company ceased the development and sale of products in its Broadcast, Inc. subsidiary ("Broadcast") and reduced the headcount in Broadcast to only support the existing customer contracts for service and support through their expiration dates. The aggregate losses recognized to write down the assets of Broadcast to their fair value less cost to sell were approximately $3.4 million. In addition, the Company accrued $400,000 for employees severed in March 2003 and other direct costs to wind down the operation.

        On May 9, 2003, the Company completed the sale of substantially all of the assets of its Zyfer, Inc. ("Zyfer") subsidiary for $2.3 million in cash plus the assumption of certain liabilities. The asset purchase agreement provides for future incentive payments of up to $1.0 million in each of the twelve month periods ended April 30, 2004 and 2005, based on the achievement of certain revenue goals related to the sale of Zyfer products or the licensing of its technologies. Based on the terms of the sale agreement, Zyfer has 60 days to provide the Company with support for the incentive payments. The Company is expecting to receive this information for fiscal 2004 by the end of June 2004.

        In September 2003, the Company sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. The consideration for the assets consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.4 million from the sale.

        Asset write-downs and accrued costs are included in the income (loss) from discontinued operations in the years ending March 31, 2002, 2003 and 2004. The results of operations of Broadcast, Mariner, Zyfer and MAXxess (including Gyyr) for all periods presented have been reclassified and presented as discontinued operations in the accompanying consolidated statements of operations. Interest expense was not reclassified to discontinued operations because the discontinuances did not eliminate any of the Company's debt.

        The net sales and income (loss) from discontinued operations are as follows (in thousands):

	Year Ended March 31,
	2002	2003	2004
Net sales and contract revenues:
MAXxess	$14,880	$6,232	$1,747
Zyfer	4,475	6,487	—
Broadcast	2,824	3,599	385
Mariner	533	—	—

Total net sales and contract revenues	$22,712	$16,318	$2,132

Net income (loss) from discontinued operations:
MAXxess	$3,845	$862	$199
Zyfer	(5,100)	(1,718)	—
Broadcast	(2,941)	(2,468)	(122)
Mariner	(4,563)	—	—

	(8,759)	(3,324)	77
Loss recognized upon discontinuance of operations	(8,361)	(4,909)	(1,226)
Gain on sale of assets of discontinued operations	—	341	2,364

Income (loss) from discontinued operations	$(17,120)	$(7,892)	$1,215

        The assets and liabilities of the discontinued operations consisted of the following (in thousands):

	March 31,
	2003	2004
Accounts receivable	$2,013	$—
Inventories	2,253	—
Prepaid expenses and other assets	207	—
Property, plant and equipment, net	764	—

Total assets of discontinued operations	$5,237	$—

Accounts payable	$2,925	—
Accrued expenses	2,071	—

Total liabilities of discontinued operations	$4,996	$—

Recent Accounting Pronouncements

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material effect on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS No. 148") which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 25") to require disclosure effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and net income (loss) per share in both annual and interim financial statements. The Company follows the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148, and, accordingly, accounts for its stock-based compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This Interpretation changes the method of determining whether certain entities should be included in the Company's Consolidated Financial Statements. An entity is subject to FIN 46 and is called a variable interest entity ("VIE") if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation under SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. The provisions of FIN 46 are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first fiscal period beginning after June 15, 2003. Adoption of FIN 46 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150") which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

Reclassifications

        Certain amounts in the fiscal 2002 and fiscal 2003 consolidated financial statements have been reclassified to conform with the fiscal 2004 presentation.

2.     Restructuring Charges

        During fiscal 2001 and 2002, the Company approved a number of actions to reduce operating expenses and improve profitability and cash flows. These actions included a reduction in workforce of 222 and 130 employees in 2001 and 2002 respectively. As a result of these actions, the Company recorded the following as restructuring charges (in thousands):

Severance and Related Costs
2001 restructuring charge	$367
Cash expenditures	(367)

Balance at March 31, 2001	—
2002 restructuring charge	1,142
Cash expenditures	(858)

Balance at March 31, 2002	284
Cash expenditures	(284)

Balance at March 31, 2003	$—

3.     Costs and Estimated Earnings on Uncompleted Contracts

        Costs incurred, estimated earnings and billings on uncompleted long-term contracts are as follows (in thousands):

	March 31,
	2003	2004
Costs incurred on uncompleted contracts	$15,645	$20,840
Estimated earnings	1,173	2,084

	16,818	22,924
Less billings to date	(14,724)	(20,820)

	$2,094	$2,104

Included in accompanying balance sheets:
Costs and estimated earnings in excess of billings on uncompleted contracts	$2,398	$2,653
Billings in excess of costs and estimated earnings on uncompleted contracts	(304)	(549)

	$2,094	$2,104

        Costs and estimated earnings in excess of billings at March 31, 2003 and 2004 include $244,000 and $534,000 respectively, that were not billable as certain milestone objectives specified in the contracts had not been attained. Substantially all costs and estimated earnings in excess of billings at March 31, 2004 are expected to be billed and collected during the year ending March 31, 2005.

4.     Revolving Lines of Credit and Long-Term Debt

        In May 2001, the Company entered into a $16.0 million promissory note secured by a first trust deed on its principal facility in Anaheim, California, which bore interest at 10% per annum. The promissory note was paid in full at its scheduled maturity date in May 2002. In connection with the note the Company issued warrants to the lender to purchase 426,667 shares of Class A common stock at an exercise price of $4.00 per share and a warrant to purchase an additional 426,667 shares of Class A common stock at an exercise price of $1.28 per share. The Company repriced the $4.00 per share warrants to $3.00 per share, in connection with a forbearance agreement negotiated in November 2001. The issuance of the warrants represented a discount on the note totaling $1.4 million, which was amortized over the life of the note.

        Approximately $6.0 million of the proceeds of the promissory note were used to retire the pre-existing note payable on the Anaheim facility, which included a prepayment penalty of $450,000. This prepayment penalty is reflected as an extraordinary item in the accompanying consolidated statements of operations.

        In August 2001, the Company through Iteris, Inc. entered into a loan and security agreement with a maximum available credit line of $5.0 million. At March 31, 2004, there were no outstanding borrowings under this line of credit and amounts available for future borrowing totaled $4.5 million.

        Under the terms of the agreement, Iteris, Inc. may borrow against its eligible accounts receivable and the value of its eligible inventory, as defined. Interest on borrowed amounts is payable monthly at the prime rate plus 2.0% (6.0% at March 31, 2004). Additionally, Iteris, Inc. is obligated to pay an unused line fee of 0.5% per annum applied to the amount by which the maximum credit amount exceeds the average daily principal balance during the preceding month, and a monthly collateral management fee of $2,000. The agreement is secured by substantially all of Iteris, Inc.'s assets and expires in August 2004. Either party can terminate the agreement with thirty days written notice. Should Iteris, Inc. elect to terminate the agreement, a one-time termination fee of 3.0%, 2.0% and 1.0% of the maximum credit limit would apply in years 1 through 3, respectively.

        In February 2002, the Company entered into a $1.25 million line of credit with a partnership controlled by the Company's Chairman of the Board. The line of credit is collateralized by substantially all of the Company's assets other than real property. Borrowings on the line of credit bear interest at the prime rate plus 4.0% (8.0% at March 31, 2004) and matures in April 2004.

        Borrowings on the line of credit totaled $1.25 million at March 31, 2003 and $100,000 at March 31, 2004. Interest expense under the line of credit totaled $8,000, $110,000 and $6,000 in the years ended March 31, 2002, 2003 and 2004, respectively.

        In October 2002, the Company entered into a receivables purchase agreement with a partnership controlled by the Company's Chairman of the Board to sell certain receivables. Under certain conditions of the agreement the Company may be required to buy back any uncollected receivables. The total amount transferred under the agreement was $1.2 million with $400,000 uncollected as of March 31, 2003 and no accounts were uncollected as of March 31, 2004. The total fees and interest expense under the agreement was $100,000 during the year ended March 31, 2003.

        On July 1, 2003, the Company entered into a $811,347 promissory note with its landlord as a concession for relief on the ten year lease term of the Anaheim facility. The note accrues interest at a rate of prime plus 2.0% (6.0% at March 31, 2004). Under the terms of the agreement accrued interest for the period from July 1, 2003 through June 20, 3004 will be added to the principal balance. Beginning on October 1, 2006, the Company will make four equal quarterly payments of principal and accrued interest and on July 2, 2007 all outstanding accrued interest and principal shall be payable in full.

        On October 9, 2003, the Company entered into a $126,473 note payable agreement to settle trade payables. The note is secured by the equipment related to the payable. The note bears interest at 4.0% and is payable in monthly installments of $3,850 for 36 months and is payable in full on October 20, 2006.

        Long-term debt consisted of the following (in thousands):

	March 31,
	2003	2004
Note payable, accruing interest at 4.0%, payable in monthly installments of $3,850 until October 2006	$—	$109
Notes payable, accruing interest at prime plus 2.0% (6.0%) at March 31, 2004, quarterly payments of principal and interest to begin on October 1, 2006 until July 1, 2007	—	811
Note payable in connection with capital lease	15	13

	15	933
Less current portion	—	(42)

	$15	$891

5.     Income Taxes

        The reconciliation of the income tax benefit from continuing operations to taxes computed at U.S. federal statutory rates is as follows (in thousands):

	Year Ended March 31,
	2002	2003	2004
Income tax (benefit) provision at statutory rates	$(2,683)	$(489)	$655
State income taxes net of federal benefit	—	4	20
Change in valuation allowance associated with federal deferred tax assets	1,446	330	(611)
Nondeductible goodwill amortization	176	—	—
Other permanent differences	276	155	36

	$(785)	$—	$100

        The components of deferred tax assets and liabilities are as follows (in thousands):

	March 31,
	2003	2004
Deferred tax assets:
Net operating losses	$19,289	$20,244
Book over tax depreciation	6,025	5,323
Credit carry forwards	1,999	2,420
Deferred compensation and payroll	1,231	977
Bad debt allowances and other reserves	265	209
Other, net	406	202

Total deferred tax assets	29,215	29,375
Valuation allowance	(28,748)	(28,119)

Net deferred tax assets	467	1,256

Deferred tax liabilities:
Capitalized interest and taxes	(421)	(404)
Other, net	(46)	(31)

Total deferred tax liabilities	(467)	(435)

Net deferred taxes	$—	$821

        The components of current and deferred federal and state income tax benefits and provisions are as follows (in thousands):

	Year Ended March 31,
	2002	2003	2004
Current income tax (benefit) provision
Federal	$(785)	$35	$891
State	—	—	30
Deferred income tax (benefit) provision
Federal	—	(35)	(821)
State	—	—	—

Net income tax (benefit) provision	$(785)	$0	$100

        At March 31, 2004, the Company had approximately $1.7 million in federal general business credit carryforwards that begin to expire in 2006 and $707,000 in state general business credit carryforwards that can be carried forward indefinitely. The Company had $51.1 million of federal net operating loss carryforwards at March 31, 2004 that begin to expire in 2019 and $31.0 million of state net operating loss carryforwards that begin to expire in 2005. For financial reporting purposes, a valuation allowance has been recorded to offset the deferred tax asset related to these credits and net operating losses. Any future benefits recognized from the reduction of the valuation allowance related to these carryforwards will result in a reduction of income tax expense.

        The Company's ownership interest in Iteris, Inc. is below the threshold required for the Company to file a consolidated tax return. As a result, Iteris, Inc. is not included in the Company's consolidated group for federal income tax purposes, and instead is required to file a separate income tax return.

        At March 31, 2004, the Company recorded a valuation allowance against its net deferred tax assets of approximately $28.0 million. FASB Statement 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that a valuation allowance must be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In making such determination, a review of all available positive and negative evidence must be considered, including scheduled reversal of deferred tax liabilities potential carryback, projected future taxable income, tax planning strategies, and recent financial performance. In accordance with SFAS 109 at March 31, 2004, the Company has established a partial valuation allowance against its existing net deferred tax assets, and recorded a net deferred tax asset of $821,000 related to Iteris, Inc.

        Because of the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

6.     Associate Incentive Programs

        Under the terms of a Profit Sharing Plan, the Company contributes to a trust fund such amounts as are determined annually by the Board of Directors. No contributions were made in 2002, 2003 or 2004.

        In May 1990, the Company adopted a 401(k) Plan as an amendment and replacement of the former Associate Stock Purchase Plan that was an additional feature of the Profit Sharing Plan. Under the 401(k) Plan, eligible associates voluntarily contribute to the plan up to 15% of their salary through payroll deductions. The Company matches 50% of contributions up to a stated limit. Under the provisions of the 401(k) Plan, associates have thirteen investment choices, one of which is the purchase of Iteris Holdings' Class A common stock at market price. Company matching contributions were approximately $722,000, $544,000 and $403,000 in 2002, 2003 and 2004, respectively.

7.     Deferred Compensation Plans

        During 1986, the Company adopted an Executive Deferral Plan under which certain executives may defer a portion of their annual compensation. All deferred amounts earn interest, generally with no guaranteed rate of return. Compensation charged to operations and deferred under the plan totaled $66,000, $43,000 and $0 for 2002, 2003 and 2004, respectively.

8.     Equity

        The Company has two classes of common stock outstanding—the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting and conversion rights. The holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held. In addition, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder of such Class B common stock.

        Subject to the rights specifically granted to holders of any then outstanding shares of the Company's preferred stock, the Company's common stockholders are entitled to any dividends that may be declared by the board of directors. Upon dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in net assets after payment or provision for all liabilities and any preferential liquidation rights of preferred stock then outstanding. Common stockholders do not have preemptive or redemption rights. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of common stock and preferred stock the Company may issue in the future.

        The Company's certificate of incorporation provides for the issuance of up to 2,000,000 shares of preferred stock. As of March 31, 2003 and 2004, there are no outstanding shares of preferred stock, and the Company does not have any plans to issue any shares of preferred stock. The Company's board of directors is authorized to issue from time to time such authorized but unissued shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend, conversion, voting, redemption and liquidation rights.

        In July 2001, the Company's subsidiary, Iteris, Inc. issued 1,781,268 shares of its Series A preferred stock (Iteris, Inc. preferred stock) to an institutional investor in exchange for $5.0 million in cash. In addition, Iteris, Inc. issued 1,343,645 shares of its Iteris, Inc. preferred stock and 547,893 shares of its common stock in exchange for $500,000 in cash and the retirement of its $3.75 million Subordinated Convertible Promissory Note plus related accrued interest of $375,000.

        Shares of Iteris, Inc. preferred stock are convertible into shares of Iteris, Inc. common stock at the conversion rate in effect at the time, as defined. Each share of Iteris, Inc. preferred stock will automatically convert into shares of Iteris, Inc. common stock immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 with aggregate gross proceeds to the Company of not less than $30.0 million and price per share of not less than two times the original Iteris, Inc. preferred stock issue price of $2.80 per share.

        In the event that the Company failed to consummate an initial public offering of Iteris, Inc. common stock or complete a sale of Iteris, Inc. to a third party with aggregate proceeds of $25.0 million by January 1, 2004 and/or the holders of Iteris, Inc. preferred stock elect not to exercise their rights to convert into common stock, the Company was obligated to redeem the Iteris, Inc. preferred stock at a sum equal to two times the original Iteris, Inc. preferred stock issue price.

        At March 31, 2004, the liquidation preference on Iteris, Inc. preferred stock totaled $17.5 million. The difference between the initial issue price, net of related issuance costs, and the liquidation preference is being amortized over the redemption period and is reflected in minority interest in earnings of subsidiary in the accompanying consolidated statement of operations.

        Prior to January 1, 2004, holders of the Iteris, Inc. Series A Preferred Stock granted the Company an extension of the redemption date until May 31, 2004. On May 28, 2004, the Company completed the purchase of all the outstanding shares of the preferred stock of Iteris, Inc. (Note 14).

        In August and December 2001, the Company sold 1,539,241 shares of Iteris, Inc. common stock that it held at an aggregate purchase price of $3.8 million to a group of investors, which included certain members of management of the Company and Iteris, Inc.. In connection with this transaction, the Company realized a loss of $1.6 million which is reflected in other income (net) in the accompanying consolidated statements of operations.

        In April 2002 and February 2003, the Company sold 322,581 shares of Iteris, Inc. common stock that it held at an aggregate purchase price of $900,000 to a group of investors, which included certain members of management of the Company and Iteris, Inc.. In connection with this transaction, the Company realized a loss of $300,000 that is reflected in other income (expense), net in the accompanying consolidated statements of operations. In February 2003, Iteris, Inc. purchased back from the Company 288,500 shares of Iteris, Inc. common stock that the Company held. The Company realized a loss of $310,000 on this transaction, which is reflected in other income, net in the accompanying consolidated statements of operations. At March 31, 2004, the Company held 75.1% of the outstanding common stock of Iteris, Inc.

        On August 16, 2002, the Company completed a private placement of 2,500,000 of its Class A common stock to an institutional investor for $3.0 million in cash. The transaction, net of expenses, raised net proceeds of approximately $2.7 million. In connection with this offering, the Company also issued warrants to the investor to purchase up to another 1,250,000 shares at an exercise price of $1.50 per share, and up to 1,250,000 shares at an exercise price of $1.80 per share. The warrants are exercisable at any time by the investor, and are callable by the Company if the market price of the Company's Class A common stock trades for 20 consecutive days at a price equal or greater than two times the exercise price of the warrants and expire in August 2007. The fair value of these warrants was $712,500 calculated using the Black Scholes Model. The warrants are considered a cost of raising capital and were recorded in equity as an offset to additional paid-in capital. The proceeds from the August 2002 transaction were used to fund general working capital requirements. In March 2004, 1,250,000 warrants at $1.50 per share become callable and were exercised by the holder.

        In July 2003, the Company completed a private placement of 3,666,666 of its Class A common stock to seven accredited investors for net proceeds of $1.9 million in cash. In connection with this offering, The Company also issued warrants to purchase an additional 366,666 shares of class A common stock at an exercise price of $1.50 per share. The fair value of these warrants was $55,000 calculated using the Black Scholes Model. The warrants are considered a cost of raising capital and were recorded in equity as an offset to additional paid-in capital. The warrants expire in July 2006 and became exercisable in January 2003.

        In September 2003, the Company issued 425,000 shares of its Class A common stock valued at $255,000 and 75,000 warrants at an exercise price of $5.00 per share, to settle liabilities related to the sale lease-back of the Anaheim facility and the renegotiation of the related lease. The warrants are immediately exercisable and expire in July 2010. The fair value of these warrants was $5,250 calculated using the Black Scholes Model. The value of the warrants was recorded as a reduction of the deferred gain on the sale of the building.

        During fiscal year 2004, the Company issued 657,132 shares of its Class A common stock valued at $578,000 and 89,332 shares of its Class A common stock valued at $151,000 to settle 401(k) match liabilities and prior trade liabilities in Company stock, respectively.

        In November 2001, the Company issued 426,667 warrants to purchase shares of the Company's class A common stock at an exercise price of $3.00 per share and 426,667 warrants to purchase shares of the Company's class A common stock at an exercise price of $1.28 per share (Note 4). The $1.4 million value of these warrants represented a discount in connection with the promissory note on the Company's Anaheim, California facility and was being amortized to interest expense over the life of the note. The warrants are immediately exercisable and expire in May 2006. On May 28, 2002 the note was repaid in full from proceeds from the sale of the Anaheim facilities (Note 10) and the remaining unamortized discount was recorded as a reduction of the gain on the sale. In March 2004, 200,000 warrants at $1.28 per share were exercised by the holder.

        In September 2002, the Company issued 75,000, 50,000 and 62,500 warrants at exercise prices of $1.44, $1.68 and $1.95, respectively, in connection with prior year fund raising activities. The warrants are immediately exercisable and expire in August 2007. The fair value of these warrants was $130,000 calculated using the Black Scholes Model. The warrants are considered a cost of raising capital and were recorded in equity as an offset to additional pain-in capital.

        As of March 31, 2004, the Company had outstanding warrants to purchase 2,532,500 shares of its common stock at a weighted average exercise price of $2.00 per share. Exercise prices range from $1.28 to $5.00 per share. All of the warrants are presently exercisable.

9.     Stock Option Plans

        The Company has adopted the Iteris Holdings 1997 Stock Incentive Plan, which provides that options for shares of the Company's unissued Class A common stock may be granted to directors, associates and consultants to the Company. Options granted enable the option holder to purchase one share of Class A common stock at prices which are equal to or greater than the fair market value of the shares at the date of grant. Options expire ten years after the date of grant or 90 days after termination of employment and vest ratably at 33% on each of the first three anniversaries of the grant date.

        A summary of all Company stock option activity is as follows (in thousands, except per share amounts):

	Year Ended March 31,
	2002		2003		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of year	804	$8.44	329	$8.37	962	$3.73
Granted	30	2.28	659	1.38	230	0.78
Exercised	—	—	—	—	—	—
Cancelled	(505)	8.06	(26)	4.29	(60)	6.76

Options outstanding at end of year	329	$8.37	962	$3.73	1,132	$2.98

Exercisable at end of year	237		879		778

Available for grant at end of year	1,322		689		519

Weighted average fair value of options granted		$1.20		$0.68		$0.55

        The exercise price for options outstanding as of March 31, 2004, ranged from $0.65 to $15.625.

        The weighted-average remaining contractual life of those options is 6.9 years.

Iteris, Inc.'s Stock Options

        The following table summarizes information regarding the Company's stock options at March 31, 2004:

Exercise Price	Number of shares outstanding	Number of shares Exercisable	Weighted Average Remaining Contractual Life (in Years)
$ 0.65	200,000	29,167	9.4
0.78	30,000	—	9.4
1.02	30,000	10,000	8.4
1.40	607,000	483,666	5.5
2.28	30,000	20,000	7.4
4.63	66,601	66,601	3.8
5.69	21,000	21,000	4.4
8.00	5,000	5,000	5.1
10.31	67,500	67,500	5.5
14.13	45,000	45,000	6.3
15.63	30,000	30,000	6.4

	1,132,101	777,934	6.9

        In September 1997, the Company's subsidiary Iteris, Inc. granted options to purchase up to 899,960 shares of Iteris, Inc.'s common stock to certain members of its senior management at an exercise price of $1.07 per share. As of March 31, 2004, options to purchase 759,345 shares of common stock were outstanding.

        In addition to the 1997 Plan, the Company's Board of Directors adopted and approved the 1998 Stock Incentive Plan (the "Plan"), as amended in February 2000, authorizing 3,000,000 shares of Iteris, Inc.'s common stock for issuance under the Plan. Options to purchase 3,280,964 shares of Iteris, Inc.'s common stock, at exercise prices ranging from $1.60 to $9.07 per share, were outstanding at March 31, 2004. Under the Plan, options expire ten years after date of grant or 90 days after termination of employment. The options granted vested ratably at 25% on each of the first four anniversaries of the grant date.

10.   Commitments

        On May 28, 2002, the Company completed the sale and leaseback of its Anaheim, California facility for an aggregate sale price of $22.6 million. Under the terms of the sale and leaseback agreement, the Company will continue to lease one of the two buildings located on the property for an initial ten-year period at a rate of $152,150 per month and the other building for a period of 30 months at a rate of approximately $57,553 per month. Approximately $16.4 million of the proceeds from the sale was used to repay the outstanding indebtedness and accrued interest under a promissory note that was secured by a first deed of trust on the Anaheim facility (Note 4), at March 31, 2003, $2.5 million was being held in escrow as a security deposit on future lease payments and is included in restricted cash on the accompanying consolidated balance sheets at March 31, 2003. The balance of the proceeds was available for general working capital purposes. The gain on the sale of the facility was approximately $8.2 million, of which $640,000 was recognized immediately and the remainder was deferred and is being amortized against rent expenses over the term of the leases.

        On July 1, 2003, the Company renegotiated the terms of its existing lease for its Anaheim facilities whereby the initial lease term of ten years was reduced to four years and the Company was relieved of its obligation to lease both buildings. Under the terms of the new lease, the Company is only responsible for 86,000 square feet at a rate of $73,340 per month. In addition, the Company has a sub-lease for 10,000 of the 86,000 square feet at its Anaheim, California facility for a period of four years at a monthly rate of $10,000. The aggregate future minimum rentals of the sublease are $120,000 for the year ending March 31, 2005 and 2006, respectively, and $70,000 for the year ending March 31, 2007. Also, as a result of the new lease, $2.5 million of restricted cash was released to the Company and the deferred gain on the sale of the building was adjusted to reflect the changes in the lease term. The remaining deferred gain was $1.8 million at March 31, 2004.

        The Company has gross lease commitments for facilities in various locations throughout the United States. The annual commitment under these noncancelable operating leases at March 31, 2004 is as follows (in thousands):

Fiscal Year
2005	$1,205
2006	984
2007	897
2008	513

        Rent expense under operating leases totaled $1,139,000, $2,597,000 and $2,241,000, respectively, for the years ended March 31, 2002, 2003 and 2004.

        Common stock reserved for future issuance at March 31, 2004:

Issuable under stock options plans	1,651,000
Issuable upon the exercise of warrants	2,532,500

4,183,500

11.   Business Segment and Geographic Information

        The Company currently operates in two reportable segments: Sensors and Systems. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that certain expenses, such as interest, amortization of certain intangibles and certain corporate expenses are not allocated to the segments. In addition, certain assets including cash and cash equivalents, deferred taxes and certain long-lived and intangible assets are not allocated to the segments.

        The reportable segments are each managed separately because they manufacture and distribute distinct products or provide services with different processes. Transactions between segments are reported at the fair value of the revenue earned or services provided in the appropriate segments financial records.

        All segment revenues are derived from external customers.

        Selected financial information for the Company's reportable segments as of and for the years ended March 31, 2001, 2002 and 2003 follows (in thousands):

	Sensors	Systems	Total
Year Ended March 31, 2002
Revenue from external customers	$17,104	$20,205	$37,309
Depreciation and amortization	339	1,444	1,783
Allocated goodwill	200	9,567	9,767
Segment income	522	3,370	3,922
Year Ended March 31, 2003
Revenue from external customers	$19,112	$22,283	$41,395
Depreciation and amortization	253	452	705
Allocated goodwill	200	9,607	9,807
Segment income (loss)	(190)	2,302	2,112
Year Ended March 31, 2004
Revenue from external customers	$22,470	$21,813	$45,283
Depreciation and amortization	233	440	673
Allocated goodwill	200	9,607	9,807
Segment income	286	2,207	2,493

        The Sensor segment had three customers with revenues greater than 10.0% of total segment revenues which accounted for approximately 42.1% of the $22.5 million. The Systems segment had one customer with revenues greater than 10.0% of total segment revenues which accounted for approximately 20.0% of the $21.8 million.

        The following reconciles segment income loss to consolidated income (loss) from continuing operations before minority interest and income taxes and segment assets to consolidated assets (in thousands):

	March 31,
	2002	2003	2004
Segment income
Total income for reportable segments	$3,922	$2,112	$2,493
Unallocated amounts:
Corporate and other expenses	(6,483)	(2,789)	(444)
Restructuring charges	(1,142)	—	—
Interest expense, net	(4,190)	(761)	(123)

Income (loss) from continuing operations before income taxes	$(7,893)	$(1,438)	$1,926

Assets
Total assets for reportable segments	$25,309	$26,005	$28,856
Assets held at Corporate	26,929	8,837	1,195

Total assets	$52,238	$34,842	$30,051

        The Company's revenues from continuing operations are generated and the Company's assets are held substantially in the United States.

12.   Supplemental Cash Flow Information (in thousands)

	Year Ended March 31,
	2002	2003	2004
Net cash provided by (used in) operating assets and liabilities
Accounts Receivable	$(2,912)	$(518)	$(88)
Net costs and estimated earnings in excess of billings	(138)	187	(10)
Inventories	(6,203)	(741)	305
Prepaids and other assets	(969)	(1,388)	1,468
Deferred gain on sale of building	—	7,690	(3,396)
Accounts payable and accrued expenses	(3,476)	3,790	(2,507)
Deferred revenues	—	—	226

Net cash provided by (used in) operating assets and liabilities	$(13,698)	$9,020	$(4,002)

Cash paid (received) during the year:
Interest	$2,514	$507	$123
Income taxes paid (refunded)	—	—	320
Noncash transactions during the year:
Proceeds from sale leaseback held in escrow	$—	$2,516	$—
Contribution of common stock to 401(k) Plan	791	141	578
Issuance of common stock to settle liabilities	390	—	416
Exchange of note payable and accrued interest for Iteris, Inc.'s common stock	4,203	—	—
Stock issuance in connection with acquisition	2,737	—	—

13.   Legal Proceedings

        From time to time, the Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company currently is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on its consolidated results of operations, financial position or cash flows.

14.   Subsequent Events

        On May 28, 2004, (the "Closing Date"), the Company completed the purchase of all of the outstanding shares of the Series A preferred stock of Iteris, Inc. ("the Series A Preferred Stock"), which shares were held by DaimlerChrysler Ventures GmbH ("DCV") and Hockenheim Investment Pte. Ltd. ("Hockenheim"), in exchange for a payment of approximately $17.5 million in cash. In addition, the Company acquired all of the shares of the common stock of Iteris, Inc. held by DCV in exchange for the issuance of 1,219,445 shares of the Class A common stock. The purchase and exchange of the shares were made pursuant to a Stock Purchase and Exchange Agreement, dated March 31, 2004, by and among the Company, Iteris, Inc., DCV and Hockenheim (the "Purchase and Exchange Agreement").

        Pursuant to the Purchase and Exchange Agreement, the Company purchased 3,124,913 shares of the Series A Preferred Stock of Iteris from DCV and Hockenheim for a purchase price of $5.61 per share. The purchase price represented the stated redemption value of the preferred stock. The purchase of the shares was financed principally with a $10.1 million convertible debenture financing completed in May 2004, with a group of institutional investors, in addition to a $5.0 million senior credit facility arranged through a bank.

        In accordance with the Purchase and Exchange Agreement, the Company issued 1,219,445 shares of its Class A common stock (the "Exchange Shares") to DCV in exchange for 547,893 shares of the common stock of Iteris, Inc. held by DCV. Subject to certain exceptions, DCV has agreed not to sell or otherwise transfer the Exchange Shares during the year following the Closing Date. However, beginning on November 28, 2005, DCV may require the Company to repurchase up to 50% of the Exchange Shares at a purchase price of $1.438 per share; and beginning on May 28, 2007, DCV may require Iteris Holdings to repurchase up to 100% of the Exchange Shares at a purchase price of $1.438 per share. All such rights to require the repurchase of the Exchange Shares expire on September 28, 2007.

        Beginning on May 28, 2005, DCV will have the right to request registration of all of the shares of the Class A common stock of the Company held by it. In the event the Company decides not to file a registration statement for all such shares, DCV may require repurchase of any or all of its shares of the Company's common stock at a purchase price of $1.438 per share.

        In order to finance the purchase of the shares of the Series A Preferred Stock, the Company entered into a Debenture and Warrant Purchase Agreement dated May 19, 2004 (the "Debenture and Warrant Purchase Agreement") with a group of institutional investors, which included certain officers of the Company, pursuant to which it sold and issued subordinated convertible debentures in the aggregate principal amount of $10.1 million and issued warrants to purchase an aggregate of 639,847 shares of its Class A common stock.

        The debentures are due in five years, provide for 6.00% annual interest, payable quarterly, and are convertible into the Company's Class A common stock at an initial conversion price of $3.61 per share, subject to certain adjustments, including adjustments for dilutive issuances. From May 19, 2007 until May 18, 2008, the debentures may be redeemed by the Company, at its option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

        Pursuant to the Debenture Purchase Agreement, each investor also received two warrants to purchase shares of the Company's Class A common stock. For every dollar of debenture purchased, each investor received one warrant to purchase approximately 0.03235 shares of the Company's Class A common stock at an exercise price of $3.83 per share and a second warrant to purchase approximately

0.03100 shares of the Company's Class A common stock at an exercise price of $4.03 per share. The exercise prices are subject to certain adjustments, including adjustments for dilutive issuances. The warrants expire on May 18, 2009.

        In conjunction with the Debenture and Warrant Purchase Agreement the Company issued 34,036 warrants to purchase shares of its Class A common stock at $3.61 per share as commissions related to the transaction. The warrants expire on May 18, 2009.

        The Company has agreed to register for resale the shares underlying the debentures and the warrants. Under the terms of the Debenture and Warrant Purchase Agreement, the Company may be required to make certain payments to the investors if it does not file a registration statement with the Securities and Exchange Commission ("SEC") on or prior to July 14, 2004 or if it does not respond to comments to such registration statement, if any, from the SEC within certain time limits. In addition, the Company has granted to each investor a right of first offer with respect to new issuances of its securities, subject to certain exceptions.

        Concurrent with the issuance of the debentures, Iteris, Inc., entered into a $5.0 million term note payable with a bank. Proceeds from the note payable were used to purchase Iteris, Inc. preferred stock as described above. The note is due in four years, on May 27, 2008, and provides for monthly payments of principal and interest of approximately $104,000. Interest accrues at the current stated prime rate plus 0.5% through June 30, 2004 and then at the current stated prime rate plus 0.25% thereafter.

        Also on May 28, 2004, Iteris, Inc. renegotiated its existing line of credit agreement and entered into a new line of credit agreement with the same bank. The new agreement has a one year term and expires on August 1, 2005 and a maximum available credit line of $5.0 million. Under the terms of the new agreement, Iteris, Inc. may borrow against its eligible accounts receivable and the value of its eligible inventory, as defined. Interest on borrowed amounts is payable monthly at the current stated prime rate. Additionally, Iteris, Inc. is obligated to pay an unused line fee of 0.25% per annum applied to the amount by which the maximum credit amount exceeds the average daily principal balance during the preceding month. There is no monthly collateral management fee associated with the new line of credit and no pre-payment or early termination fees. The 1.0% cancellation fee to terminate the prior line was waived by the bank.

        Both the term note payable and the line of credit are secured by substantially all of the Iteris, Inc.'s assets.

15.   Supplementary Quarterly Consolidated Financial Data (Unaudited)

        All quarters presented in the following schedule have been restated for the discontinuance of Broadcast, Zyfer, Mariner, Gyyr and MAXxess (in thousands, except per share amounts):

	Net Sales	Gross Profit	Income (loss) from Continuing Operations	Net Income (loss)	Income (loss) per Share from Continuing Operations
June 30, 2001	$7,711	$2,756	$(2,116)	$(7,775)	$(0.20)
September 30, 2001(1)	9,637	4,222	(3,164)	(15,164)	(0.30)
December 31, 2001	9,799	4,203	(3,370)	(2,331)	(0.29)
March 31, 2002	10,162	5,684	(368)	(1,318)	(0.03)

	$37,309	$16,865	$(9,018)	$(26,588)	$(0.80)*

June 30, 2002	$10,258	$4,236	$(782)	$(1,300)	$(0.06)
September 30, 2002	9,685	3,987	(1,308)	(2,617)	(0.09)
December 31, 2002	10,565	4,268	(1,056)	(905)	(0.07)
March 31, 2003(2)	10,887	4,428	(2,110)	(8,326)	(0.15)

	$41,395	$16,919	$(5,256)	$(13,148)	$(0.37)*

June 30, 2003	$11,530	$4,547	$(1,259)	$(1,954)	$(0.08)
September 30, 2003(3)	11,250	4,441	207	2,584	0.01
December 31, 2003	11,128	4,402	(740)	(740)	(0.04)
March 31, 2004(4)	11,375	4,423	584	117	0.03

	$45,283	$17,813	$(1,208)	$7	$(0.06)*

*
Annual per share amounts may not agree to the sum of the quarterly per share amounts due to differences between average shares outstanding during the periods.

(1)
During the quarter ended September 30, 2001, the Company discontinued the operations of its Mariner subsidiary and restructured its European operations. In connection with these actions, the Company recorded severance and other charges and wrote down assets totaling $9.9 million.

(2)
During the quarter ended March 31, 2003, the Company discontinued the operations of its Zyfer and Broadcast subsidiaries. In connection with those actions, the Company recorded severance payments and other charges and wrote down assets totaling $4.9 million.

(3)
In September 2003, the Company sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. The consideration for the assets consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.3 million from the sale.

(4)
The fourth quarter ended March 31, 2004 included a reduction of $644,000 of income tax provisions due to the release of valuation allowances related to Iteris, Inc. deferred tax assets. It was determined in the 4th quarter that the Company would have sufficient taxable income on a carryback basis to quantify the deferred tax asset.

ITERIS HOLDINGS, INC.

6,110,738 Shares
of
Class A common stock

PROSPECTUS

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
The Offering
Selling Stockholders
Summary Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Iteris Holdings, Inc. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Iteris Holdings, Inc. Consolidated Balance Sheets (In thousands)
Iteris Holdings, Inc. Consolidated Balance Sheets (In thousands, except share and per share amounts)
Iteris Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share information)
Iteris Holdings, Inc. Consolidated Statements of Stockholders' Equity (Deficit) (In thousands)
Iteris Holdings, Inc. Consolidated Statements of Cash Flows (In thousands)
Iteris Holdings, Inc. Notes to Consolidated Financial Statements March 31, 2004